Filed pursuant to Rule 424(b)(5)

Registration No. 333-202409

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT (subject to completion), dated May 27, 2015

(To prospectus dated March 2, 2015)

U.S.$                     % Notes Due

U.S.$                     % Notes Due

Pursuant to this prospectus supplement, ArcelorMittal is offering U.S.$          aggregate principal amount of         % notes due                     ,          (the “Series          Notes”) and U.S$          aggregate principal amount of         % notes due                     ,          (the “Series          Notes”). The Series          Notes and the Series          Notes are referred to collectively herein as the “notes.”

We may redeem the notes, in whole at any time, or in part from time to time, at the applicable make-whole redemption price described in this prospectus supplement. We may also redeem the notes in whole but not in part at par if certain tax-related events occur (as described in more detail in this prospectus supplement). We may be required to make an offer to purchase all or a portion of each holder’s notes upon the occurrence of certain change of control events at a purchase price equal to 101% of the principal amount tendered plus accrued and unpaid interest, if any, to the date of purchase.

The notes will constitute unsecured and unsubordinated obligations of ArcelorMittal and will rank equally in right of payment with all of its other existing and future unsecured and unsubordinated debt from time to time outstanding. The notes will be effectively subordinated to all of ArcelorMittal’s existing and future secured indebtedness to the extent of the value of the collateral by which it is secured and to all existing and future indebtedness of its subsidiaries with respect to the assets of those subsidiaries. The notes do not restrict ArcelorMittal’s ability or the ability of its subsidiaries to incur additional indebtedness in the future. The notes of each series will be issued in minimum denominations of at least U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

The notes will not be listed on any securities exchange or quoted on any automated quotation system.

See “Risk Factors” beginning on page S-12 of this prospectus supplement to read about factors you should consider before investing in the notes.

	Issue Price(1)		Underwriting discounts		Proceeds, before expenses, to ArcelorMittal(1)
Per Series Note		%		%		%
Total	$		$		$
Per Series Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from , 2015, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the notes in book-entry form will be made on or about             , 2015 through The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) and the Euroclear System (“Euroclear”) (as participants in DTC).

Global Coordinator

J.P. Morgan

Joint Bookrunning Managers

BofA Merrill Lynch	Citigroup	Deutsche Bank Securities	J.P. Morgan

The date of this prospectus supplement is             , 2015.

Prospectus Supplement

Prospectus

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. Neither we nor the underwriters have authorized anyone to give you any other information, and neither we nor the underwriters take any responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This prospectus supplement may only be used where it is legal to sell these securities.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements based on estimates and assumptions. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes”, “plans”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus supplement, the accompanying prospectus or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, it is believed that the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	recessions or prolonged periods of weak economic growth, either globally or in ArcelorMittal’s key markets;

•	risks relating to continued weakness of the eurozone economy;

•	the risk that excessive capacity in the steel industry may weigh on the profitability of steel producers;

•	any volatility in the supply or prices of raw materials, energy or transportation, mismatches with steel price trends, or protracted low raw materials or steel prices;

•	increased competition in the steel industry;

•

the risk that unfair practices in steel trade could negatively affect steel prices and reduce ArcelorMittal’s profitability, or that national trade restrictions could hamper ArcelorMittal’s access to key export markets;

•	the risk that ArcelorMittal may incur in the future operating costs when production capacity is idled or increased costs to resume production at idled facilities;

•	increased competition from other materials, which could significantly reduce market prices and demand for steel products;

•	risks relating to environmental and health and safety laws and legislation;

•	laws and regulations restricting greenhouse gas emissions;

•	the risk that ArcelorMittal’s high level of indebtedness could make it difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business;

•	risks relating to greenfield and brownfield projects;

•	risks relating to ArcelorMittal’s mining operations;

•

the fact that ArcelorMittal’s reserve estimates could materially differ from mineral quantities that it may be able to actually recover, that its mine life estimates may prove inaccurate and the fact that market fluctuations may render certain ore reserves uneconomical to mine;

•	drilling and production risks in relation to mining;

•	rising extraction costs in relation to mining;

•	failure to manage continued growth through acquisitions;

•	a Mittal family trust’s ability to exercise significant influence over the outcome of shareholder voting;

•	any loss or diminution in the services of Mr. Lakshmi N. Mittal, ArcelorMittal’s Chairman of the Board of Directors and Chief Executive Officer;

•	the risk that the earnings and cash flows of ArcelorMittal’s operating subsidiaries may not be sufficient to meet future funding needs at the holding company level;

•

the risk that changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in impairment of tangible and intangible assets, including goodwill;

•	the risk that ArcelorMittal’s investment projects may add to its financing requirements;

•	ArcelorMittal’s ability to fund under-funded pension liabilities;

•	the risk of labor disputes;

•	economic policy, political, social and legal risks and uncertainties in certain countries in which ArcelorMittal operates or proposes to operate;

•	fluctuations in currency exchange rates, particularly the euro to U.S. dollar exchange rate, and the risk of impositions of exchange controls in countries where ArcelorMittal operates;

•	the risk of disruptions to ArcelorMittal’s manufacturing operations;

•	the risk of damage to ArcelorMittal’s production facilities due to natural disasters or severe weather conditions;

•	the risk that ArcelorMittal’s insurance policies may provide inadequate coverage;

•	the risk of product liability claims;

•	the risk of potential liabilities from investigations, litigation and fines regarding antitrust matters;

•	risks relating to legal proceedings to which ArcelorMittal is currently, and may in the future be, subject;

•	the risk that ArcelorMittal’s governance and compliance processes may fail to prevent regulatory penalties or reputational harm, both at operating subsidiaries and joint ventures;

•

the fact that ArcelorMittal is subject to an extensive, complex and evolving regulatory framework and the risk of unfavorable changes to, or interpretations of, the tax laws and regulations in the countries in which ArcelorMittal operates;

•	the risk that ArcelorMittal may not be able fully to utilize its deferred tax assets; and

•	the risk that ArcelorMittal’s reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or successful hacking.

These factors are discussed in more detail under “Risk Factors” in this prospectus supplement.

Unless indicated otherwise, or the context otherwise requires, references herein to “ArcelorMittal”, “we”, “us”, “our” and the “Company” or similar terms are to ArcelorMittal, formerly known as Mittal Steel Company N.V. (“Mittal Steel”), having its registered office at 24-26 boulevard d’Avranches L-1160 Luxembourg, Grand Duchy of Luxembourg and its consolidated subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about ArcelorMittal and the notes being offered. It may not contain all of the information that may be important to you. Before investing in the notes, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully for a more complete understanding of ArcelorMittal’s business and this offering.

ArcelorMittal

ArcelorMittal is the world’s leading integrated steel and mining company. It results from the combination in 2006 of Mittal Steel and Arcelor, which were at the time the world’s largest and second largest steel companies by production volume respectively.

ArcelorMittal had sales of $79.3 billion, steel shipments of 85.1 million tonnes, crude steel production of 93.1 million tonnes, iron ore production from own mines and strategic contracts of 77.0 million tonnes and coal production from own mines and strategic contracts of 7.7 million tonnes for the year ended December 31, 2014, as compared to sales of $79.4 billion, steel shipments of 82.6 million tonnes, crude steel production of 91.2 million tonnes, iron ore production from own mines and strategic contracts of 70.1 million tonnes and coal production from own mines and strategic contracts of 8.8 million tonnes for the year ended December 31, 2013.

ArcelorMittal’s net loss attributable to equity holders of the parent for the year ended December 31, 2014, was $1.1 billion, or $0.61 per share, as compared with net loss attributable to equity holders of the parent of $2.5 billion, or $1.46 per share, for the year ended December 31, 2013.

As of December 31, 2014, ArcelorMittal had equity attributable to the equity holders of the parent of $42.1 billion, total debt of $19.9 billion (including $0.1 billion related to debt classified as held for sale) and cash and cash equivalents, including restricted cash, of $4.0 billion as compared to equity attributable to the equity holders of the parent of $49.8 billion, total debt of $22.3 billion and cash and cash equivalents, including restricted cash, of $6.2 billion as of December 31, 2013.

ArcelorMittal’s success is built on its core values of sustainability, quality and leadership and the entrepreneurial boldness that has empowered its emergence as the first truly global steel and mining company. Acknowledging that a combination of structural issues and macroeconomic conditions will continue to challenge returns in its sector, the Company has adapted its footprint to the new demand realities, redoubled its efforts to control costs and repositioned its operations to outperform its competitors. ArcelorMittal’s research and development capability is strong and includes several major research centers as well as strong academic partnerships with universities and other scientific bodies.

Against this backdrop, ArcelorMittal’s strategy is to leverage four distinctive attributes that will enable it to capture leading positions in the most attractive areas of the steel industry value chain, from mining at one end to distribution and first-stage processing at the other: global scale and scope; unmatched technical capabilities; a diverse portfolio of steel and related businesses, one of which is mining; and financial capabilities. The Company’s strategy is further detailed under “Item 4.B—Information on the Company—Business Overview—Business Strategy” in ArcelorMittal’s 2014 Form 20-F incorporated by reference herein.

Geography: ArcelorMittal is the largest steel producer in the Americas, Africa and Europe and is the sixth largest steel producer in the CIS region. ArcelorMittal has steel-making operations in 19 countries on four continents, including 56 integrated and mini-mill steel-making facilities. As of December 31, 2014, ArcelorMittal had approximately 222,000 employees.

On January 1, 2014, ArcelorMittal modified the composition of its reportable segments in order to reflect changes in the Company’s approach to managing its operations. As a result of the change, ArcelorMittal reports its operations in five reportable segments corresponding to continuing operations: NAFTA; Europe; Brazil; ACIS; and Mining. Previously, ArcelorMittal reported its operations in six reportable segments corresponding to its then continuing operations: Flat Carbon Americas, Flat Carbon Europe, Long Carbon Americas and Europe, AACIS, Distribution Solutions, and Mining. In January 2011, ArcelorMittal completed the spin-off of its stainless steel division to a separately-focused company, Aperam, and these operations were therefore reported as discontinued operations. Beginning in the first quarter of 2011, ArcelorMittal began reporting Mining as a separate reportable segment in order to reflect changes in the Company’s approach to managing its mining operations.

ArcelorMittal’s steel-making operations have a high degree of geographic diversification. Approximately 38% of its crude steel is produced in the Americas, approximately 47% is produced in Europe and approximately 15% is produced in other countries, such as Kazakhstan, South Africa and Ukraine. In addition, ArcelorMittal’s sales of steel products are spread over both developed and developing markets, which have different consumption characteristics. ArcelorMittal’s mining operations, present in North and South America, Africa, Europe and the CIS region, are integrated with its global steel-making facilities and are important producers of iron ore and coal in their own right.

Products: ArcelorMittal produces a broad range of high-quality finished and semi-finished steel products. Specifically, ArcelorMittal produces flat steel products, including sheet and plate, and long steel products, including bars, rods and structural shapes. In addition, ArcelorMittal produces pipes and tubes for various applications. ArcelorMittal sells its steel products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 170 countries including the automotive, appliance, engineering, construction and machinery industries. The Company also produces various types of mining products including iron ore lump, fines, concentrate and sinter feed, as well as coking, Pulverized Coal Injection (“PCI”) and thermal coal.

As a global steel producer, the Company is able to meet the needs of different markets. Steel consumption and product requirements clearly differ between developed markets and developing markets. Steel consumption in developed economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, the Company maintains a high degree of product diversification and seeks opportunities to increase the proportion of higher value-added products in its product mix.

Automotive focus: ArcelorMittal has a leading market share in its core markets in the automotive steel business and is a leader in the fast-growing advanced high strength steels segment. ArcelorMittal is the first steel company in the world to embed its own engineers within an automotive customer to provide engineering support. The Company begins working with original equipment manufacturers (“OEMs”) as early as five years before a vehicle reaches the showroom, to provide generic steel solutions, co-engineering, and help with the industrialization of the project. In June 2013, ArcelorMittal launched an innovative ultra-lightweight steel car door, which is less expensive than an aluminum door. In addition, further solutions developed for the pick-up trucks market offer weight savings benefits.

Mining Value Chain: ArcelorMittal has a significant and growing portfolio of raw material and mining assets, as well as certain strategic long-term contracts with external suppliers. In 2014 (assuming full shipments of iron ore at ArcelorMittal Mines Canada, Serra Azul, Andrade, Liberia and full shipments at Peña Colorada for its own use), approximately 65% of ArcelorMittal’s iron-ore requirements and approximately 17% of its PCI and coal requirements were supplied from its own mines or pursuant to strategic contracts at many of its operating units. The Company currently has iron ore mining activities in Algeria, Brazil, Bosnia, Canada, Kazakhstan, Liberia, Mexico, Ukraine and the United States and has prospective mining developments in Canada and India. The Company currently has coal mining activities in Kazakhstan and the United States. ArcelorMittal also has made strategic investments in order to secure access to other raw materials including manganese and ferro alloys.

In addition, ArcelorMittal produces substantial amounts of direct reduced iron, or DRI, which is a scrap substitute used in its mini-mill facilities to supplement external metallics purchases. ArcelorMittal is also a significant producer of coke, which is produced from metallurgical coal and is a critical raw material for steel-making, and it satisfies over 87% of its coke needs through its own production facilities. ArcelorMittal’s facilities have good access to shipping facilities, including through ArcelorMittal’s own 18 deep-water port facilities and linked railway sidings.

ArcelorMittal has its own downstream steel distribution business, primarily run through its Europe segment. It also provides value-added and customized steel solutions through additional processing activities to meet specific customer requirements.

Corporate and Other Information

ArcelorMittal is a public limited liability company (société anonyme) that was incorporated for an unlimited period under the laws of the Grand Duchy of Luxembourg on June 8, 2001. ArcelorMittal is registered at the R.C.S. Luxembourg under number B 82.454. The mailing address and telephone number of ArcelorMittal’s registered office are: 24-26 boulevard d’Avranches L-1160, Luxembourg, Grand Duchy of Luxembourg, tel: +352 4792-3746. ArcelorMittal’s process agent for U.S. federal securities law purposes is ArcelorMittal USA Holdings II LLC, 1 South Dearborn Street, 19th Floor, Chicago, Illinois 60603, United States of America, tel: + 1 312 899 3400.

Recent developments

A description of certain recent developments may be found in “Recent Developments” of this prospectus supplement.

Summary of the Offering

The following is a brief summary of the terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement.

Issuer	ArcelorMittal

Notes Offered	U.S.$ in principal amount of % notes due .
U.S.$ in principal amount of % notes due .

Issue Price	Series Notes: % of the principal amount, plus accrued interest from , 2015 (if any)
Series Notes: % of the principal amount, plus accrued interest from , 2015 (if any)

Maturity	Series Notes: ,
Series Notes: ,

Interest Rate	The Series Notes offered hereby will bear interest at the rate of % per annum from , 2015 based upon a 360-day year consisting of twelve 30-day months.
The Series Notes offered hereby will bear interest at the rate of % per annum from , 2015 based upon a 360-day year consisting of twelve 30-day months.

Interest Payment Dates	Interest on the Series Notes offered hereby will be payable semi-annually in arrears on and of each year, commencing on , 2015.
Interest on the Series Notes offered hereby will be payable semi-annually in arrears on and of each year, commencing on , 2015.

Ranking

The notes will constitute unsecured and unsubordinated obligations of ArcelorMittal and will rank equally in right of payment with all of its other existing and future unsecured and unsubordinated debt from time to time outstanding. The notes will be effectively subordinated to all of ArcelorMittal’s existing and future secured indebtedness to the extent of the value of the collateral by which it is secured and to all existing and future indebtedness of its subsidiaries with respect to the assets of those subsidiaries. The notes do not restrict ArcelorMittal’s ability or the ability of its subsidiaries to incur additional indebtedness in the future. As of March 31, 2015, ArcelorMittal’s total debt, which includes long-term debt and short-term debt, was $19.4 billion ($1.2 billion of which was consolidated subsidiary level debt), and ArcelorMittal had approximately $700 million of consolidated secured indebtedness outstanding. As of May 27, 2015 ArcelorMittal also had $6.0 billion to be drawn under a revolving credit facility, all of which would be unsecured. See “Capitalization and Indebtedness.”

Additional Amounts

In the event that any withholding or deduction is required by the laws of Luxembourg or certain other jurisdictions, ArcelorMittal will pay additional amounts so that the amount you receive after the withholding tax or deduction will equal the amount that you would have received if no withholding tax or deduction had been applicable, subject to some exceptions. See “Description of Notes—Additional Amounts.”

Additional Notes

We may issue additional notes ranking equally with the notes in all respects, so that such additional notes will be consolidated and form a single series with the series of notes issued hereby and will have the same terms as to status, redemption or otherwise as such notes; provided, however, that unless such additional notes are issued under a separate CUSIP number, either such additional notes will be part of the same “issue” for U.S. federal income tax purposes or will be issued pursuant to a “qualified reopening” for U.S. federal income tax purposes. See “Description of Notes—Additional Notes”.

Covenants

The indenture relating to the notes contains restrictions on ArcelorMittal’s ability to pledge assets, to merge or engage in similar transactions. For a more complete description see “Description of Senior Debt Securities—Consolidation, Merger, Conveyance or Transfer” in the accompanying prospectus and “Description of Notes—Covenants—Negative Pledge” herein.

Redemption Events

Optional Redemption. We may redeem the notes in whole at any time, or in part from time to time at our option by paying the greater of (1) the principal amount of the notes to be redeemed and (2) the applicable make-whole amount, in each case plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes—Redemption, Exchange and Purchase—Redemption at the Option of the Company.”

Tax Redemption. If, due to certain changes in tax treatment in Luxembourg or certain other jurisdictions, ArcelorMittal would be required to pay additional amounts on the notes as described under “Description of Notes—Additional Amounts,” ArcelorMittal may redeem the notes in whole but not in part at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes—Redemption, Exchange and Purchase—Redemption for Taxation Reasons.”

Offer to Purchase Upon a Change of Control

Upon the occurrence of certain change of control events, ArcelorMittal may be required to make an offer to purchase all or a portion of each holder’s notes at a purchase price equal to 101% of the principal amount tendered, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Redemption, Exchange and Purchase—Offer to Purchase upon a Change of Control.”

Use of Proceeds

ArcelorMittal intends to use the net proceeds of this offering to repay existing indebtedness, in particular the early redemption (through the exercise of the make-whole option) of bonds maturing in August 2015 that bear interest at 4.5% per annum and possibly in the interim short-term indebtedness. See “Use of Proceeds” for additional details.

Listing	The notes will not be listed on any securities exchange or quoted on any automated quotation system.

Trustee	Wilmington Trust, National Association

Securities Administrator and Paying	Citibank, N.A.

and Transfer Agent

Governing Law

The indenture and the notes will be governed by the laws of the State of New York. For the avoidance of doubt, the provisions of article 86 to 94-8 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the notes.

Risk Factors

See “Risk Factors” in this prospectus supplement and the other information included or incorporated by reference in the accompanying prospectus for a discussion of the factors you should carefully consider before investing in the notes.

Global Notes Codes	Series	Series
	Notes	Notes
	Registered Global	Registered Global
	Note:	Note:
	CUSIP:	CUSIP:
	ISIN:	ISIN:

Summary Consolidated Financial Information and Operating Data

The following tables present selected consolidated financial information of ArcelorMittal as of and for the years ended December 31, 2010, 2011, 2012, 2013 and 2014, prepared in accordance with IFRS, as issued by the International Accounting Standards Board. The audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2013 and 2014, and the consolidated statements of operations, other comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2012, 2013 and 2014, which we refer to as the “ArcelorMittal Consolidated Financial Statements,” are contained in our annual report on Form 20-F for the year ended December 31, 2014 (File No. 001-35788), which we filed on February 24, 2015 (except for Item 18, which was amended and filed on February 26, 2015) and which includes the ArcelorMittal Consolidated Financial Statements and is referred to as our “2014 Form 20-F”. The ArcelorMittal Consolidated Financial Statements have been incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial information below should be read in conjunction with the ArcelorMittal Consolidated Financial Statements, including the notes thereto.

Consolidated Statements of Operations

	Year ended December 31,
	2010	2011	2012	2013	2014
	(Amounts in $ millions except per share data and percentages)
Sales[1]	$78,025	$93,973	$84,213	$79,440	$79,282
Cost of sales (including depreciation and impairment)2 3	70,886	85,212	83,543	75,247	73,288
Selling, general and administrative expenses	3,356	3,557	3,315	2,996	2,960
Operating income/(loss)	3,783	5,204	(2,645)	1,197	3,034
Operating income/(loss) as percentage of sales	4.85%	5.54%	(3.14%)	1.51%	3.83%
Income (loss) from associates, joint ventures and other investments	442	614	185	(442)	(172)
Financing costs—net	(2,289)	(2,983)	(2,915)	(3,115)	(3,382)
Income/(loss) before taxes	1,936	2,835	(5,375)	(2,360)	(520)
Net income/(loss) from continuing operations (including non-controlling interest)	3,440	1,956	(3,469)	(2,575)	(974)
Discontinued operations	(338)	461	—	—	—
Net income/(loss) attributable to equity holders of the parent	3,013	2,420	(3,352)	(2,545)	(1,086)
Net income/(loss) (including non-controlling interest)	3,102	2,417	(3,469)	(2,575)	(974)
Earnings per common share—continuing operations (in U.S. dollars)
Basic earnings per common share[4]	2.21	1.26	(2.17)	(1.46)	(0.61)
Diluted earnings per common share[4]	1.98	1.00	(2.17)	(1.46)	(0.61)
Earnings per common share—discontinued operations (in U.S. dollars)
Basic earnings per common share[4]	(0.22)	0.30	—	—	—
Diluted earnings per common share[4]	(0.20)	0.29	—	—	—
Earnings per common share (in U.S. dollars)
Basic earnings per common share[4]	1.99	1.56	(2.17)	(1.46)	(0.61)
Diluted earnings per common share[4]	1.78	1.29	(2.17)	(1.46)	(0.61)
Dividends declared per share	0.75	0.75	0.75	0.20	0.20

Consolidated Statements of Financial Position5

	As of December 31,
	2010	2011	2012	2013	2014
	(Amounts in $ millions except share, production and shipment data)
Cash and cash equivalents including restricted cash[6]	$6,291	$3,908	$4,540	$6,232	$4,016
Property, plant and equipment and biological assets	54,479	54,382	53,989	51,364	46,593
Total assets	130,748	121,679	113,998	112,308	99,179
Short-term debt and current portion of long-term debt	6,716	2,769	4,348	4,092	2,522
Long-term debt, net of current portion	19,292	23,634	21,965	18,219	17,275
Net assets	63,093	56,504	50,466	53,173	45,160
Share capital	9,950	9,403	9,403	10,011	10,011
Basic weighted average common shares outstanding (millions)	1,512	1,549	1,549	1,780	1,791
Diluted weighted average common shares outstanding (millions)[7]	1,600	1,611	1,549	1,780	1,791

Other Data
Net cash provided by operating activities	$4,061	$1,859	$5,340	$4,296	$3,870
Net cash (used in) investing activities	(3,510)	(3,744)	(3,730)	(2,877)	(3,077)
Net cash (used in) provided by financing activities	18	(555)	(1,019)	241	(2,750)
Total production of crude steel (thousands of tonnes)	90,582	91,891	88,231	91,186	93,127
Total shipments of steel products (thousands of tonnes)[8]	82,670	83,456	82,182	82,610	85,125

1	Including $4,873 million, $5,875 million, $5,181 million, $4,770 million and $6,606 million of sales to related parties for the years ended December 31, 2010, 2011, 2012, 2013 and 2014 respectively.
2

Including $2,188 million, $2,615 million, $1,505 million, $1,310 million and $1,355 million of purchases from related parties for the years ended December 31, 2010, 2011, 2012, 2013 and 2014 respectively.

3

Including depreciation and impairment of $4,949 million, $5,027 million, $9,737 million, $5,139 million and $4,203 million for the years ended December 31, 2010, 2011, 2012, 2013 and 2014 respectively.

4

Basic earnings per common share are computed by dividing net income attributable to equity holders of ArcelorMittal by the weighted average number of common shares outstanding during the periods presented. Diluted earnings per common share include assumed shares from stock options, shares from restricted stock units and convertible debt (if dilutive) in the weighted average number of common shares outstanding during the periods presented.

5	Stainless steel assets and liabilities are reclassified to assets and liabilities held for distribution only as of December 31, 2010 and not as at the other year-ends in this table.
6	Including restricted cash of $82 million, $84 million, $138 million, $160 million and $123 million at December 31, 2010, 2011, 2012, 2013 and 2014 respectively.
7	Adjusted for anti-dilutive instruments for the year ended December 31, 2012 and December 31, 2013.
8

Shipments at group level were previously based on a simple aggregation, eliminating intra-segment shipments and excluding shipments of the former Distribution Solutions segment. The new presentation of shipments eliminates both inter and intra-segment shipments which are primarily between Flat/Long plants and Tubular plants and continues to exclude the shipments of distribution activities.

RISK FACTORS

Investing in the securities offered using this prospectus involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus supplement, before you decide to buy our notes. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment. The risks described herein are not the only risks ArcelorMittal faces. Additional risks and uncertainties not presently known to ArcelorMittal or that ArcelorMittal currently believes to be immaterial could also materially affect it.

Risks Relating to ArcelorMittal

You should read “Risk Factors” under “Item 3D—Key Information—Risk Factors” of ArcelorMittal’s 2014 Form 20-F, which is incorporated by reference in this prospectus, for information on risks relating to ArcelorMittal, including its industry, business and financial structure.

Risks Related to an Investment in the Notes

In this section, unless the context indicates otherwise, the terms “we,” “our”, “the Company” and ArcelorMittal refer to ArcelorMittal alone.

Since ArcelorMittal conducts its operations through subsidiaries, your right to receive payments on the notes is effectively subordinated to the other liabilities of ArcelorMittal’s subsidiaries.

ArcelorMittal is a holding company which is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to meet its debt servicing obligations. In addition, ArcelorMittal’s subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Claims of the creditors of ArcelorMittal’s subsidiaries have priority as to the assets of such subsidiaries over the claims of ArcelorMittal’s creditors. Consequently, holders of the notes are in effect structurally subordinated, on insolvency, to the prior claims of the creditors of ArcelorMittal’s subsidiaries. As of March 31, 2015, $1.2 billion of consolidated indebtedness was at the subsidiary level.

ArcelorMittal’s ability to make debt service payments depends on its ability to transfer income and dividends from its subsidiaries.

ArcelorMittal is a holding company with no significant assets other than direct and indirect interests in the many subsidiaries through which it conducts operations. A number of ArcelorMittal’s subsidiaries are located in countries that may impose regulations restricting the payment of dividends outside of the country through exchange control regulations.

Furthermore, the continued transfer to ArcelorMittal of dividends and other income from its subsidiaries are in some cases limited by various credit or other contractual arrangements and/or tax constraints, which could make such payments difficult or costly. If in the future these restrictions are increased or if ArcelorMittal is otherwise unable to ensure the continued transfer of dividends and other income to it from these subsidiaries, its ability to make debt payments (including on the notes) will be impaired. The notes do not restrict ArcelorMittal or its subsidiaries from incurring additional debt or guaranteeing additional debt in the future.

Since the notes are unsecured, your right to receive payments will be structurally subordinated to the secured indebtedness of ArcelorMittal.

The notes will be unsecured. There is no limitation on ArcelorMittal’s ability to issue secured debt. As of March 31, 2015, ArcelorMittal had approximately $700 million of consolidated secured indebtedness outstanding. As of May 27, 2015. ArcelorMittal had $6.0 billion available to be drawn under a revolving credit facility, all of which would be unsecured. If ArcelorMittal defaults on the notes, or after the bankruptcy, liquidation or reorganization of ArcelorMittal, then, to the extent the obligor has granted security over its assets, the assets that secure debts owed to that creditor will be used to satisfy the obligations under that secured debt before the obligor can make payment on the notes, as applicable. There may only be limited assets available to make payments on the notes in the event of an acceleration of the notes. If there is not enough collateral to satisfy the obligations of the secured debt, then the creditors of the remaining amount of secured debt would share equally with all unsubordinated unsecured indebtedness (save for certain mandatory exceptions provided by Luxembourg law).

ArcelorMittal is not restricted in its ability to dispose of their assets by the terms of the notes.

The indenture governing the notes contains a negative pledge that prohibits ArcelorMittal and its material subsidiaries (as defined in the indenture) from pledging assets to secure other bonds or similar debt instruments which are for the time being quoted or listed on any stock exchange or other similar regulated securities market, unless ArcelorMittal makes a similar pledge to secure the notes issued under the indenture. However, ArcelorMittal is generally permitted to sell or otherwise dispose of substantially all of its assets to another corporation or other entity under the terms of the notes. ArcelorMittal is also permitted to pledge assets as security for other bonds or similar debt instruments in certain circumstances (i.e., in the case of permitted security as defined in the indenture). If ArcelorMittal decides to dispose of a large amount of its assets, you will not be entitled to declare an acceleration of the maturity of the notes, and those assets will no longer be available to support payments on the notes.

A downgrade in ArcelorMittal’s credit rating could adversely affect the trading prices of the notes.

The trading prices for the notes are directly affected by ArcelorMittal’s credit rating. Credit rating agencies continually revise their ratings for companies that they follow, including ArcelorMittal. Any ratings downgrade could adversely affect the trading prices of the notes or the trading markets for the notes to the extent trading markets for the notes develop. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative values of the notes. Any trading by arbitrageurs could, in turn, affect the trading prices of the notes.

Luxembourg insolvency laws may adversely affect a recovery by the holders of the notes.

ArcelorMittal is a Luxembourg company. Luxembourg insolvency laws may make it more difficult for holders of the notes to effect a restructuring of ArcelorMittal or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in other jurisdictions. There are a number of insolvency regimes under current Luxembourg law (it should be noted that a draft bill (projet de loi) with the purpose of reforming the current insolvency regimes under Luxembourg law has been introduced in the Luxembourg Parliament on February 1, 2013 and that such draft bill, as modified in the course of the legislative process, may adversely affect the rights of recovery of the holders of the notes once it enters into full force and effect).

Bankruptcy proceedings (faillite) are primarily designed to liquidate and distribute the assets of a debtor to its creditors. Three formal corporate rescue procedures exist: controlled management (gestion contrôlée), which involves one or several commissioners (commissaires à la gestion contrôlée) preparing a plan of reorganization or a plan for the realization and distribution of the assets; moratorium (concordat préventif de faillite), whereby a judge is appointed to oversee the negotiation of an agreement between the debtor and his creditors; and the suspension of payments (sursis de paiement), whereby one or more commissioners is/are appointed by the court to oversee the management of the company during the suspension of payments period.

A judgment in bankruptcy proceedings (faillite) has the effect of removing the power from a company to manage its assets and of stopping all attachment or garnishment proceedings brought by unsecured or non-privileged creditors. However, this type of judgment has no effect on creditors holding certain forms of security, such as pledges on certain types of assets. A secured creditor holding a pledge can retain possession of the pledged assets or can enforce his security interest if an event of default has occurred under the security agreement. Further, in a bankruptcy proceeding (faillite), the debtor has the right to make composition (concordat) proposals which are inter alia subject to approval by creditors representing at least 75% of all admitted unsecured claims. The ratification of a composition in a bankruptcy proceeding (faillite) or in a moratorium (concordat préventif de faillite) will have no effect on creditors who, having secured claims, did not participate in the composition proceedings and did not, therefore, waive their rights or priority, mortgages or pledges. These creditors may continue to act against the debtor in order to obtain payment of their claims and they may enforce their rights, obtain attachments and obtain the sale of the assets securing their claims. Equally, the procedure of suspension of payments (sursis de paiement) once approved has no effect on secured creditors.

A recovery under Luxembourg law, therefore, could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Luxembourg insolvency laws could preclude or inhibit the ability of the holders of the notes to effect a restructuring of ArcelorMittal and could reduce their recovery in a Luxembourg insolvency proceeding.

In connection with Luxembourg bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor’s creditors on the basis of the relative claims of those creditors and their ranking, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the notes. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Each of these claims will have to be resubmitted to ArcelorMittal’s receiver to be verified by the receiver. Any dispute as to the valuation of claims will be subject to court proceedings. These verification procedures could cause holders of the notes to recover less than the principal amount of their notes or less than they could recover in a liquidation governed by the laws of another jurisdiction. Such verification procedures could also cause payments to the holders of the notes to be delayed compared with holders of undisputed claims.

There may not be liquid trading markets for the notes.

The notes of are new securities with no established trading market, and we will not arrange for the notes to be listed on a national securities exchange or any other organized trading market or quoted on any automated quotation system. The underwriters may advise us that they intend to make a market in the notes, but they will not be obligated to do so and may discontinue any market-making in the notes at any time, at their sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the notes. If active markets for the notes do not develop, the prices of the notes and the ability of a holder of notes to find a ready buyer will be adversely affected.

The terms of the Notes do not contain restrictive covenants.

The terms of the Indenture under which the Notes will be issued will not contain restrictive covenants that are typically applicable to issuers of a similar credit quality and which would protect investors from certain transactions that may adversely affect their interests. For example, the Notes will not contain covenants that will limit the ability of the Company to incur indebtedness, guarantee indebtedness, redeem, retire or repurchase existing debt, pay dividends and distributions on capital stock, issue additional equity or engage in certain asset sales.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. ArcelorMittal’s 2014 Form 20-F is incorporated by reference herein. We also incorporate by reference the following reports furnished by us on Form 6-K and available on the SEC website:

•

Report on Form 6-K furnished on March 2, 2015, incorporating the table which sets out the consolidated capitalization and indebtedness of ArcelorMittal at December 31, 2014 and incorporating the unaudited ratio of earnings to fixed charges of ArcelorMittal for the years 2014, 2013, 2012, 2011 and 2010, and

•

Report on Form 6-K furnished on May 27, 2015, incorporating the table which sets out the consolidated capitalization and indebtedness of ArcelorMittal at March 31, 2015, the computation of the ratio of earnings to fixed charges for each of the five years ended December 31, 2014, 2013, 2012, 2011 and 2010 and the three months ended March 31, 2015 of ArcelorMittal, certain recent developments and ArcelorMittal’s results for the first quarter of 2015.

We also incorporate by reference into this prospectus supplement and the accompanying prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the termination of the offering.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or a later document incorporated by reference herein modifies or supersedes such first statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus. All information appearing in this prospectus supplement and the accompanying prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents that we have incorporated by reference.

Upon request, we will provide to each person, including any beneficial owner of a note, to whom the prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement and the accompanying prospectus but not delivered with the prospectus supplement and the accompanying prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal USA Inc., 1 South Dearborn Street, 19th Floor, Chicago, IL 60603, Attention: Ms. Lisa M. Fortuna, Manager, Investor Relations, telephone number: (312) 899-3985.

USE OF PROCEEDS

The net proceeds of the offering, after deduction of underwriting discounts and commissions and expenses of approximately U.S.$             million, amount to approximately U.S.$             million. ArcelorMittal intends to use the net proceeds of this offering to repay existing indebtedness, in particular the early redemption (through the exercise of the make-whole option) of bonds maturing in August 2015 that bear interest at 4.5% per annum and possibly in the interim short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

ArcelorMittal’s ratio of earnings to fixed charges for the periods indicated below was as follows:

	Year ended December 31,						Three months ended March 31,
	2010	2011	2012(1)		2013(2)	2014(2)	2015(2)
Ratio of earnings to fixed charges	1.9x	2.2x	(1.4	)x	0.2x	0.8x	(0.2	)x

(1)

Due to ArcelorMittal’s pretax loss in 2012, the ratio coverage was less than 1:1. ArcelorMittal would have needed to generate additional earnings of $5,218 million to achieve a coverage of 1:1 for 2012.

(2)

In 2013, 2014 and Q1 2015, ArcelorMittal’s pretax results were not enough to reach a ratio of 1:1. ArcelorMittal would have needed to generate additional earnings of $1,725 million, $302 million and $460 million to achieve a coverage of 1:1 for 2013, 2014 and Q1 2015, respectively.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represent consolidated pretax income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries, less income allocable to non-controlling interests in consolidated entities that have not incurred fixed charges, fixed charges, and undistributed earnings of equity investees. Equity investees are investments accounted for using the equity method of accounting. Fixed charges include interest expensed and capitalized, the interest portion of rental obligations, amortized premiums, discounts and capitalized expenses related to indebtedness. Amounts were prepared in accordance with IFRS as issued by the International Accounting Standards Board.

CAPITALIZATION AND INDEBTEDNESS

The following table, which has been prepared in accordance with IFRS, sets forth our capitalization and indebtedness as of March 31, 2015:

•	on an actual basis; and

•

on an as adjusted basis to give further effect to (i) the issuance and sale of U.S.$             aggregate principal amount of     % Notes due          in this notes offering, and the application of the net proceeds thereof, after deducting the estimated underwriting discount and offering expenses and (ii) the issuance and sale of U.S.$             aggregate principal amount of     % Notes due         in this notes offering, and the application of the net proceeds thereof, after deducting the estimated underwriting discount and offering expenses, in each case as described under “Use of Proceeds.”

You should read this table with the ArcelorMittal Consolidated Financial Statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2015
	Actual	As adjusted
Short-term borrowings, including current portion of long-term debt	2,441
Secured and Unguaranteed	108
Guaranteed and Unsecured	130
Secured and Guaranteed
Unsecured/Unguaranteed	2,203
Long-term borrowings, net of current portion	16,986
Secured and Unguaranteed	592
Guaranteed and Unsecured	134
Secured and Guaranteed
Unsecured/Unguaranteed	16,260
Equity attributable to the equity holders of the parent	35,452
Non-controlling interests	2,847
Total equity	38,299
Total capitalization (Total shareholder’s equity plus Short-term borrowings plus Long-term borrowings)	57,726

On April 9, 2015, ArcelorMittal issued €400 million floating rate notes due April 9, 2018 and €500 million 3.00% notes due April 9, 2021 under its €6 billion wholesale Euro Medium Term Notes Programme. The proceeds of the issuance were used for general corporate purposes.

On April 30, 2015, ArcelorMittal entered into a $6 billion revolving credit facility, which includes a three-year multicurrency $2.5 billion facility and a five-year multicurrency $3.5 billion facility. As of May 27, 2015, the $6 billion revolving credit facility remains fully available (See “Recent Developments” of this prospectus supplement).

Except as disclosed herein, there have been no material changes in ArcelorMittal’s consolidated capitalization and indebtedness since March 31, 2015.

As of March 31, 2015, ArcelorMittal had guaranteed approximately $264 million of debt of its operating subsidiaries.

RECENT DEVELOPMENTS

EMTN Issuance

On April 9, 2015, ArcelorMittal issued €400 million floating rate notes due April 9, 2018 and €500 million 3.00% notes due April 9, 2021 under its €6 billion wholesale Euro Medium Term Notes Programme. The proceeds of the issuance were used for general corporate purposes.

Annual Shareholders’ Meeting

On May 5, 2015, the annual general meeting of ArcelorMittal shareholders, held in Luxembourg, approved all resolutions with a large majority.

First Quarter Results

On May 7, 2015, ArcelorMittal announced its results for the three month period ended March 31, 2015. See the Report on Form 6-K filed with the SEC on May 27, 2015 and incorporated by reference herein for more information.

$6 Billion Revolving Credit Facility

On April 30, 2015, ArcelorMittal entered into a $6 billion revolving credit facility, which includes a three-year multicurrency $2.5 billion facility and a five-year multicurrency $3.5 billion facility. As of May 27, 2015, the $6 billion revolving credit facility remains fully available.

The $6 billion revolving credit facility replaces the $3.6 billion revolving credit facility entered into on March 18, 2011 and the $2.4 billion revolving credit facility entered into on May 6, 2010. Both the $3.6 billion revolving credit facility and $2.4 billion revolving credit facility were cancelled on April 30, 2015.

The $6 billion revolving credit facility may be utilized for general corporate purposes and contains certain restrictive covenants. Among other things, these covenants limit encumbrances on the assets of ArcelorMittal and its subsidiaries, the ability of ArcelorMittal’s subsidiaries to incur debt and ArcelorMittal’s ability to dispose of assets in certain circumstances. The margin applicable to the three-year multicurrency $2.5 billion facility and the five-year multicurrency $3.5 billion facility shall be adjusted by reference to the long-term credit rating of the Company from time to time.

The $6 billion revolving credit facility includes a mandatory prepayment event linked to the following financial test: the Company must ensure that the ratio of “Consolidated Total Net Borrowings” (consolidated total borrowings less consolidated cash and cash equivalents) to “Consolidated EBITDA” (the consolidated net pre-taxation profits of the Company for a Measurement Period, subject to certain adjustments as defined in the facilities) does not, at the end of each “Measurement Period” (each period of 12 months ending on the last day of a financial half-year or a financial year of the Company), exceed a certain ratio, currently 4.25 to 1. If the Company achieves (i) a long-term credit rating of BBB or its equivalent or better (each with a stable outlook) from any two of Moody’s, S&P and Fitch, and (ii) a long-term credit rating from the third agency of BBB- or its equivalent or better (and with a stable outlook), then, from this time the financial test described in the preceding sentence shall permanently cease to apply.

Failure to comply with any covenant would (subject to any applicable grace periods) enable the lenders to accelerate the Company’s repayment obligations.

MoU between ArcelorMittal and the Steel Authority of India Limited on automotive steel joint venture in India

On May 22, 2015, ArcelorMittal and the Steel Authority of India Limited (“SAIL”) signed a Memorandum of Understanding (“MoU”) to set up an automotive steel manufacturing facility under a Joint Venture (“JV”) arrangement in India. The MoU is the first step of a process to establish a JV between the two companies, which will construct a cold rolling mill and other downstream finishing facilities in India. In the coming months, a working group with representatives from both ArcelorMittal and SAIL will work on evaluating a structure for the proposed JV and carry out feasibility studies as part of a comprehensive due diligence process.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms set forth in the accompanying prospectus under the heading “Description of Senior Debt Securities.” It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

General

ArcelorMittal will issue the Series         Notes and the Series         Notes (collectively, the “notes”) under an indenture, as supplemented, and a supplemental indenture, each dated on or about the delivery date of the notes and between ArcelorMittal, Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator. The terms of the notes include those expressly set forth in the indenture and supplemental indenture (collectively, the “indenture”) and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939, as amended. Capitalized terms used but not defined in this section have the meanings assigned to such terms in the indenture.

In this section, unless the context indicates otherwise, references to “we,” “us” and “our” are to ArcelorMittal and not to any of its subsidiaries.

References to “holders” mean those who have notes registered in their names on the books that ArcelorMittal or the registrar maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through DTC or in notes registered in street name. Owners of beneficial interests in the notes should refer to “Legal Ownership of Debt Securities” in the accompanying prospectus.

The Series             Notes will be issued in an aggregate principal amount of U.S.$            , and the Series         Notes will be issued in an aggregate principal amount of U.S.$            , subject to our ability to issue additional notes, which may be of the same series as the Series         Notes or the Series         Notes, as described below under “—Additional Notes.”

The indenture and the notes do not limit the amount of indebtedness that may be incurred or the amount of securities that may be issued by us, and contain no financial or similar restrictions on us, except as described herein under “—Negative Pledge” and in the accompanying prospectus under “Description of Senior Debt Securities—Consolidation, Merger, Conveyance or Transfer.”

The notes will be issued in fully registered, book-entry form only without interest coupons in denominations of at least U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

Ranking

The notes will constitute senior unsecured and unsubordinated obligations of ArcelorMittal and will rank equally in right of payment with all of its other existing and future senior unsecured and unsubordinated debt from time to time outstanding. The notes will be effectively subordinated to all of ArcelorMittal’s existing and future secured indebtedness to the extent of the value of the collateral by which it is secured and to all existing and future indebtedness of its subsidiaries with respect to the assets of those subsidiaries. The notes do not restrict ArcelorMittal’s ability or the ability of its subsidiaries to incur additional indebtedness in the future. As of March 31, 2015, ArcelorMittal’s total consolidated debt was U.S.$19.4 billion ($1.2 billion of which was consolidated subsidiary level debt). See “Capitalization and Indebtedness.”

Payments of Principal and Interest

The Series         Notes issued hereby will mature on                     ,         and will bear interest at a rate of     % per annum, from                     , 2015. The Series            Notes issued hereby will mature on                     ,         and will bear interest at a rate of     % per annum, from                     , 2015.

We will pay interest on the Series         Notes semi-annually in arrears on         and             of each year, commencing on                     , 2015 to the holders in whose names such notes are registered at the close of business on                      and                     , respectively, immediately preceding the relevant interest payment date. We will pay interest on the Series         Notes semi-annually in arrears on             and             of each year, commencing on                     , 2015 to the holders in whose names such notes are registered at the close of business on             and

                    , respectively, immediately preceding the relevant interest payment date. Interest on the notes will accrue from the Closing Date or from the most recent interest payment date on which the interest has been paid to (but excluding) the relevant interest payment date. The period beginning on the Closing Date and ending on (but excluding) the first interest payment date and each successive period beginning on an interest payment date and ending on (but excluding) the next succeeding interest payment date is called an “interest period.” The amount of interest payable on the notes for any interest period will be computed on the basis of a 360-day year of twelve 30-day months.

The notes will not be redeemable by us, except as described below under “—Redemption, Exchange and Purchase.”

If an interest payment date or the maturity date in respect of the notes is not a “Business Day” (defined below), we will pay interest or principal, as the case may be, on the next Business Day. Payments postponed to the next Business Day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a Business Day. The term “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, Paris or Luxembourg or a place of payment (which shall have been notified in writing to the trustee and the securities administrator) are authorized by law, regulation or executive order to close.

Additional Notes

ArcelorMittal reserves the right, without the consent of the holders of the notes, to create and issue additional notes ranking equally with the notes in all respects, so that such additional notes will be consolidated and form a single series with the notes and will have the same terms as to status, redemption or otherwise as such notes; provided, however, that unless such additional notes are issued under a separate CUSIP number, either such additional notes must be part of the same “issue” for U.S. federal income tax purposes or must be issued pursuant to a “qualified reopening” for U.S. federal income tax purposes.

Negative Pledge

So long as any notes of the series issued hereby remain outstanding, we will not, and will not permit any Material Subsidiary to, create or permit to subsist any Security upon any of our Assets or their respective Assets, as the case may be, present or future, to secure any Relevant Indebtedness incurred or guaranteed by us or by any such Material Subsidiary (whether before or after the issue of the notes) other than Permitted Security, unless our obligations under the notes are (i) equally and ratably secured so as to rank pari passu with such Relevant Indebtedness or the guarantee thereof or (ii) benefit from any other Security or arrangement as is approved by the holders of a majority in aggregate principal amount of the notes of such series then outstanding.

For the purpose of this covenant with respect to the series of notes issued hereby, “Relevant Indebtedness” means any indebtedness for borrowed money represented by bonds, debt securities or other debt instruments which are for the time being quoted or listed on any stock exchange or other similar regulated securities market.

Additional Amounts

All payments of principal of, and premium (if any) and interest on the notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within Luxembourg, any jurisdiction in which ArcelorMittal is resident for tax purposes or, in the case of a successor entity, any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, ArcelorMittal or any successor entity, as the case may be, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no such withholding or deduction been required by the Relevant Jurisdiction, except that no Additional Amounts will be payable:

(a) for or on account of:

(i) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(A) the existence of any present or former connection between the holder or beneficial owner of such note, as the case may be, and the Relevant Jurisdiction including, without limitation, such holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than merely holding such note or the receipt of payments thereunder;

(B) the presentation of such note (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, or interest on, such note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such note for payment on any date within such 30-day period;

(C) the failure of the holder or beneficial owner to comply with a timely request of us or any successor entity addressed to the holder or beneficial owner, as the case may be, to provide information, documentation and certification concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would under applicable law, regulation or administrative practice have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder; or

(D) the presentation of such note (where presentation is required) for payment in the Relevant Jurisdiction, unless such note could not have been presented for payment elsewhere;

(ii) any estate, inheritance, gift, sale, transfer, excise or personal property or similar tax, assessment or other governmental charge;

(iii) any withholding or deduction in respect of any tax, duty, assessment or other governmental charge where such withholding or deduction is imposed or levied on a payment pursuant to (x) European Council Directive 2003/48/EC (as such directive has been or shall be amended or replaced) on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives; or (y) the bilateral agreements concluded between the European Union member states and several third countries or dependent or associated territories of the European Union pursuant to article 17.2 of the European Council Directive 2003/48/EC (as such agreements may be amended and/or replaced); or

(iv) any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii) and (iii); or

(b) with respect to any payment of the principal of, or premium, if any, or interest on, such note to a holder who is a fiduciary, partnership or Person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any note, such mention will be deemed to include payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Redemption, Exchange and Purchase

As explained below, ArcelorMittal may redeem the notes before they mature in certain circumstances. This means that ArcelorMittal may repay them early. You have no right to require us to redeem the notes (although, under certain circumstances related to a change of control of ArcelorMittal, you may require us to acquire your notes). Unless ArcelorMittal defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Redemption for Taxation Reasons

Each series of notes may be redeemed, at our option, in whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by us for redemption (the “Tax Redemption Date”) if, as a result of:

(1) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(2) any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced (i) in the case of us, on or after the Closing Date or (ii) in the case of any successor entity, on or after the date such successor entity becomes obligated under the notes or the indenture, with respect to any payment due or to become due under the notes or the indenture, we or a successor entity, as the case may be, is, or on the next interest payment date would be, required to pay Additional Amounts, and such requirement cannot be avoided by us or the successor entity, as the case may be, taking reasonable measures available to it; provided that for the avoidance of doubt changing the jurisdiction of us or any successor entity is not a reasonable measure for the purposes of this section; and provided, further that no such notice of redemption will be given earlier than 60 days prior to the earliest date on which we, or any successor entity, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the notes were then due.

Prior to the giving of any notice of redemption of the notes pursuant to the foregoing, we or the successor entity, as the case may be, will deliver to the trustee and the securities administrator:

(1) a certificate signed by a duly authorized officer stating that such change or amendment referred to in the prior paragraph has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by us or a successor entity, as the case may be, taking reasonable measures available to it; and

(2) an opinion of tax counsel of recognized standing stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The trustee and the securities administrator will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders.

Any notes that are redeemed will be cancelled.

Redemption at the Option of the Company

We will have the right to redeem the series of notes of any series, in whole at any time, or in part from time to time, at our option, on at least 30 days’ but no more than 60 days’ prior written notice given to the registered holders of such series of notes to be redeemed. Upon redemption of the notes, we will pay a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus             basis points in the case of the Series             Notes and              basis points in the case of Series             Notes, in each case plus accrued and unpaid interest thereon to the redemption date.

The Company shall perform and have full responsibility for the calculation of the redemption price and the remaining scheduled payments and neither the trustee nor the securities administrator shall have any responsibility or liability in connection with such calculation or any verification obligation in connection therewith, it being understood that the trustee or the securities administrator shall promptly notify the Company in case of a manifest error in the calculation made by the Company of which a responsible officer of the trustee or the securities administrator, as applicable, has actual knowledge. This calculation shall be final and binding absent a manifest error.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means: (i) each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are primary U.S. Government securities dealers), and their respective successors, or if at any time any of the above is not a primary U.S. Government securities dealer, one other nationally recognized investment banking firm selected by us that is a primary U.S. Government securities dealer; and (ii) one other leading primary U.S. Government securities dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

The notice of redemption will state any conditions applicable to a redemption and the amount of notes to be redeemed. If less than all the notes are to be redeemed, DTC will select the notes to be redeemed in accordance with its standard procedures in the case of notes represented by global notes and otherwise by a pro rata basis, by lot or by such other method as the securities administrator deems fair and appropriate. Any notes that are redeemed will be cancelled.

Offer to Purchase upon a Change of Control

Upon the occurrence of a Change of Control, unless we have exercised our right to redeem the notes as described above under “—Redemption for Taxation Reasons” or “—Redemption at the Option of the Company,” or unless the Change of Control Payment Date as described below would fall on or after the maturity date of the notes, the indenture provides that we will make an offer to purchase all or a portion of each holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount tendered plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will deliver, by first class mail or while the notes are in global form such notice shall be sent electronically through the applicable procedures of the Depositary, a notice to each holder of notes at such holder’s address as it appears in the security register, with a copy to the trustee and the securities administrator, which notice will govern the terms of the Change of Control Offer. Such notice will state the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is delivered, other than as may be required by law (the “Change of Control Payment Date”). The notice, if delivered prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to tender the notes in accordance with the terms of the Change of Control Offer prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent and instruct the paying agent in writing to pay an amount equal to the purchase price in respect of all notes or portions thereof so tendered; and

•

deliver or cause to be delivered to the securities administrator with copy to the trustee the notes so accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions thereof being purchased by us

Upon the deposit of the amount of the purchase price and the receipt of the written instructions of the Company specified above, the paying agent will promptly mail or wire to the holders of notes so tendered the purchase price for such notes, and the securities administrator, upon instruction by us and in accordance with the indenture, will promptly authenticate and mail or cause to be transferred by book entry to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of at least U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

We shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we shall comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

The trustee and securities administrator are under no obligation to ascertain whether a Change of Control or any event that could lead to the occurrence of or could constitute a Change of Control has occurred, and until a responsible officer of the trustee or securities administrator, as applicable, has actual knowledge or express notice to the contrary, the trustee and securities administrator may assume that no Change of Control or other such event has occurred.

Exchange and Purchase

We may at any time make offers to the holders to exchange their notes for other bonds or notes issued by us or any other Person. In addition, we and any of our Subsidiaries or affiliates may at any time purchase notes in the open market or otherwise at any price.

Cancellation

All notes that are exchanged or purchased may either be held or retransferred or resold or be surrendered to the securities administrator for cancellation and, if so surrendered, will, together with all notes redeemed by us, be cancelled immediately and accordingly may not be reissued or resold. The securities administrator will make its record of any such cancellation available for inspection to holders during its normal business hours.

Covenants

Holders of the notes will benefit from certain covenants contained in the indenture and affecting our ability to incur liens and merge with other entities. You should read the information under the heading “—Negative Pledge” above and “Description of Senior Debt Securities—Consolidation, Merger, Conveyance or Transfer” in the accompanying prospectus.

Events of Default

Holders of the notes will have special rights if an event of default occurs. You should read the information under the heading “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

Amendments and Waivers

The discussion of amendments and waivers under “Description of Senior Debt Securities—Amendments and Waivers” in the accompanying prospectus will be applicable to the notes.

Defeasance and Discharge

The discussion of defeasance and discharge under “Description of Senior Debt Securities—Satisfaction and Discharge” and “Description of Senior Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus will be applicable to the notes.

Clearance and Settlement

The notes will be issued in the form of global securities deposited in DTC and registered in the name of Cede & Co, as the nominee of DTC. Beneficial interests in the notes may be held through DTC, Clearstream or Euroclear. For more information about global securities held by DTC through DTC, Clearstream or Euroclear, you should read “Clearance and Settlement” in the accompanying prospectus.

The notes have been accepted for clearance through DTC, Euroclear and Clearstream systems.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the provisions of article 86 to 94-8 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the notes.

Notices

As long as notes in global form are outstanding, notices to be given to holders of the notes will be given to DTC, in accordance with its applicable procedures from time to time.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Series

For purposes of giving consents or other matters in respect of which holders of our debt securities can vote or otherwise take action, each of the series of notes will be considered a separate series. See “Description of Senior Debt Securities—Amendments and Waivers”, “Description of Senior Debt Securities—Special Rules for Action by Holders” and “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. You should refer to the indenture for the full definition of all such terms, as well as any other terms used in this prospectus supplement or the accompanying prospectus for which no definition is provided.

“Asset(s)” of any Person means, all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated.

A “Change of Control” shall be deemed to have occurred at each time that a Person (or a group of Persons acting in concert) other than one or more members of the Mittal Family controls or acquires control of ArcelorMittal; provided that a Change of Control shall not be deemed to have occurred unless, within the Change of Control Period, (i) if ArcelorMittal’s long-term, unsecured and unsubordinated indebtedness is rated by any one or more Rating Agencies, a Rating Downgrade in respect of that Change of Control occurs and, in the case only of such Rating Downgrade occurring within the Potential Change of Control Period, the relevant Rating Agency does not, within the Potential Change of Control Period, reverse such Rating Downgrade so that ArcelorMittal’s long-term, unsecured and unsubordinated indebtedness has the same or a better credit rating attributed by such Rating Agency than before such Rating Downgrade occurred, or (ii) if ArcelorMittal’s long-term, unsecured and unsubordinated indebtedness is not rated by any one or more Rating Agencies, a Negative Rating Event in respect of that Change of Control occurs; “control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

“Change of Control Period” means the period commencing on the earlier of (i) the date of the first public announcement of the relevant Change of Control having occurred and (ii) the first day of the Potential Change of Control Period, and ending 90 days after the date of the first public announcement of the relevant Change of Control having occurred (the “Initial End Date”), provided that if one or more Rating Agencies has on or prior to the Initial End Date publicly announced that it has placed the rating of our long-term, unsecured and unsubordinated indebtedness under consideration for rating downgrade (the “Placing on Credit Watch”), the Change of Control Period shall be extended to the earlier of (i) the later of (a) the date which falls 60 days after the date of the Placing on Credit Watch and (b) the Initial End Date or (ii) the date which falls 60 days after the Initial End Date.

“Closing Date” means the date on which the notes are deposited with DTC, as depository.

“Consolidated Financial Statements” means ArcelorMittal’s most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of ArcelorMittal’s shareholders and certified by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Group” means ArcelorMittal and its Subsidiaries taken as a whole.

“Investment Grade Rating” means a rating equal to or higher than Baa3 by Moody’s (or its equivalent under any successor rating category of Moody’s), BBB- by Standard & Poor’s (or its equivalent under any successor rating category of Standard & Poor’s) and BBB- by Fitch (or its equivalent under any successor rating category of Fitch) and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by ArcelorMittal.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Negative Rating Event” means ArcelorMittal does not within the Change of Control Period obtain an Investment Grade Rating for ArcelorMittal’s long-term, unsecured and unsubordinated indebtedness from at least one Rating Agency.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Potential Change of Control Period” means the period commencing on the date of the first public announcement of a potential Change of Control by ArcelorMittal, or by any actual or potential bidder or any adviser thereto, and ending on the date of the first public announcement of the relevant Change of Control.

“Rating Agency” means (1) each of Moody’s, Standard & Poor’s and Fitch; (2) if any of Moody’s, Standard & Poor’s or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of ArcelorMittal’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by ArcelorMittal (as certified by a certificate of officers confirming the decision of ArcelorMittal’s Board of Directors) to act as a replacement rating agency for Moody’s, Standard & Poor’s or Fitch or all of them, as the case may be.

“Rating Downgrade” means the credit rating previously assigned to ArcelorMittal’s long-term, unsecured and unsubordinated indebtedness by any Rating Agency is (a) withdrawn or (b) is changed from investment grade to non-investment grade (for example, from BBB- to BB+ by Standard & Poor’s, or worse) or (c) if the credit rating previously assigned by the relevant Rating Agency was below investment grade, is lowered one rating notch (for example, from BB+ to BB by Standard & Poor’s), and such Rating Agency shall have publicly announced or confirmed in writing to ArcelorMittal that such withdrawal or downgrade is principally the result of any event or circumstance comprised in or arising as a result of, or in respect of, the Change of Control or potential Change of Control.

TAX CONSIDERATIONS

The following summary contains a description of certain material Luxembourg and U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes described in this prospectus supplement. It does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Luxembourg.

This summary is based on the tax laws of Luxembourg and the United States as in effect on the date of this prospectus, as well as on rules and regulations of Luxembourg and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary. Prospective purchasers of notes should consult their own tax advisers as to the Luxembourg, United States or other tax consequences of the ownership and disposition of the notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Luxembourg Taxation

The following is a general description of certain Luxembourg tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes, whether in the Grand Duchy of Luxembourg or elsewhere. Prospective purchasers of notes should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes and the consequences of such actions under the tax laws of the Grand Duchy of Luxembourg. This overview is based upon the law as in effect on the date of this Prospectus Supplement. This information contained within this section is limited to taxation issues, and prospective investors should not apply any information set out below to other areas of law, including (but not limited to) the legality of transactions involving the notes.

The residence concept used below applies for Luxembourg tax assessment purposes only. Any reference in the present section to a tax, duty, levy impost or other charge or withholding of a similar nature refers to Luxembourg Tax Laws and/or concepts only. Any reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi), as well as personal income tax (impôt sur le revenu) and a temporary income tax (impôt d’équilibrage budgétaire temporaire) generally. Corporate holders of notes may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, the solidarity surcharge and the municipal business tax apply to most corporate taxpayers resident of Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax, the temporary income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may also apply.

Withholding tax

Non-resident holders of notes

Under Luxembourg general tax laws currently in force, there is no withholding tax on payments of principal, premium or interest made to non-resident holders of notes, nor on accrued but unpaid interest in respect of the notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the notes held by non-resident holders of notes.

Resident holders of notes

Under Luxembourg general tax laws currently in force and subject to the December 2005 Law (as defined below), as amended, there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of notes, nor on accrued but unpaid interest in respect of the notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the notes held by Luxembourg resident holders of notes.

Under the Law of 23 December 2005 introducing a final withholding tax on certain savings income in the form of interest, as amended (the “December 2005 Law”), payments of interest or similar income made or secured by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner who is resident of Luxembourg or to certain foreign residual entities receiving payments of interest for the benefit of such individual beneficial owner, will be subject to a withholding tax at the rate of 10%. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent within the meaning of the December 2005 Law and not by the Company.

Taxation of holders of the notes

Non-resident holders of notes

Holders who are not residents of Luxembourg and who do not have a permanent establishment or a permanent representative in Luxembourg to which the notes are attributable are not liable to any Luxembourg income tax, whether they receive payments of principal or interest (including accrued but unpaid interest) or realize capital gains upon redemption, repurchase, sale or exchange of any notes.

Holders who are not residents of Luxembourg and who have a permanent establishment or a permanent representative in Luxembourg to which the notes are attributable must include any interest received or accrued, as well as any capital gain realized on the sale or disposal of the notes in their taxable income for Luxembourg income tax assessment purposes.

Luxembourg resident holders of notes

Individual holders of notes

Under Luxembourg domestic tax law, a Luxembourg resident individual holder acting in the course of the management of his/her private wealth, is subject to Luxembourg income tax (personal income tax levied under a progressive tax scale plus the solidary surcharge and the temporary income tax with a maximum effective marginal tax rate of 44.1% in 2015) in respect of interest received, redemption premiums or issue discounts under the notes, except if a final withholding tax/flat tax has been levied on such payments.

Gains realized upon the sale, repurchase or redemption of the notes by a Luxembourg resident individual holder, who acts in the course of the management of his/her private wealth, are subject to Luxembourg income tax in case this sale or disposal takes place prior to, or within six months after, the acquisition of the notes. Usually, the said gains exclude the accrued but unpaid notes’ interest. A Luxembourg resident individual holder, who acts in the course of the management of his/her private wealth, has further to include the portion of the gain corresponding to accrued but unpaid income in respect of the notes in his/her taxable income (e.g. upon sale of notes before their maturity).

Luxembourg resident individual holders acting in the course of the management of a professional or business undertaking to which the notes are attributable, may have to include any interest received or accrued, as well as any gain realized on the sale or disposal of the notes, in their taxable income for Luxembourg income tax assessment purposes (personal income tax levied at progressive rates and municipal business tax). For Luxembourg resident individuals receiving interest as income from assets used in their professional capacity, the 10% withholding tax levied is credited against their final tax liability. The same tax treatment applies to non-resident holders of the notes who have a permanent establishment or a permanent representative in Luxembourg to which the notes are attributable.

Corporate holders of notes

Luxembourg resident corporate holders must include any interest received or accrued, as well as any gain realized on the sale or disposal of the notes, in their taxable income for Luxembourg income tax assessment purposes (corporate income tax plus the solidarity surcharge and municipal business tax) at a total rate of 29.22% in 2015 for companies established in Luxembourg-City.

Luxembourg corporate resident holders who benefit from a special tax regime, such as, for example, (i) undertakings for collective investment subject to the law of 17 December 2010, as amended, (ii) specialized investment funds subject to the law of 13 February 2007, as amended, or (iii) family wealth management companies subject to the law of 11 May 2007, as amended, are exempt from income tax in Luxembourg, and thus income derived from the notes, as well as gains realized thereon, are not subject to Luxembourg income taxes.

Net Wealth Tax

An individual holder of notes is not subject to net wealth tax in Luxembourg, regardless of his/her residency.

Luxembourg resident corporate holders of the notes or non-resident corporate holders of the notes having a permanent establishment or a permanent representative in Luxembourg to which the notes are attributable, are subject to an annual Luxembourg net wealth tax on their net assets (which will include such notes) levied at a rate of 0.5% of their value, except if the holder of the notes is (i) an undertaking for collective investment subject to the law of 17 December 2010, as amended, (ii) a securitization company governed by the law of 22 March 2004, as amended, (iii) a specialized investment fund subject to the law of 13 February 2007, as amended, or (iv) a family wealth management company subject to the law of 11 May 2007, as amended.

Other Taxes

Registration taxes and stamp duties

No Luxembourg registration tax, stamp duty or any other similar tax or duty will be payable in Luxembourg by the holders of notes as a consequence of the issuance of the notes, nor will any of these taxes be payable as a consequence of a subsequent transfer, redemption or repurchase of the notes.

Inheritance Tax and Gift Tax

Luxembourg inheritance tax may be levied on the transfer of notes upon death of a Luxembourg resident holder.

Gift tax may be due on a gift or donation of notes in instances where the gift is recorded in a deed passed in front of a Luxembourg notary or otherwise registered in Luxembourg.

EU Savings Directive

Under the laws of 21 June 2005, as amended by the law of 25 November 2014, (the “June 2005 Laws”) implementing the Council Directive 2003/48/EC of 3 June 2003 on taxation of savings income in the form of interest payments (the “Savings Directive”) and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States (the “Territories”), a Luxembourg-based paying agent is required as from 1 January 2015 to report to the Luxembourg tax authorities information about interest and other similar income paid by it to (or under certain circumstances, to the benefit of) an individual or certain residual entities (within the meaning of the Savings Directive) resident or established in another Member State or in the Territories, and certain personal details on the beneficial owner. Such details will be provided by the Luxembourg tax authorities to the competent foreign tax authorities of the state of residence of the beneficial owner (within the meaning of the Savings Directive).

It is expected that the Savings Directive will be replaced by the automatic exchange of information system provided for by the Council Directive 2014/107/EU of 9 December 2014 amending the Directive 2011/16/EU on administrative cooperation in the field of taxation, which has to be transposed into domestic law by 31 December 2015.

United States Federal Taxation

The following summary describes certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. Except where specifically noted, the summary deals only with U.S. Holders (as defined below) that purchase the notes at their issue price as part of the initial offering and that hold such notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary does not address certain considerations that may be relevant to investors subject to special tax rules, such as dealers in securities or currencies, banks, certain financial institutions, insurance companies, tax-exempt organizations, entities classified as partnerships and the partners therein, persons holding notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a functional currency other than the U.S. dollar. In addition, this summary does not address the alternative minimum tax, the Medicare tax on net investment income or other aspects of U.S. federal income or state and local taxation that may be relevant to a Holder. Furthermore, the discussion below is based on laws, regulations, rulings and decisions as of the date hereof, all of which are subject to change, possibly retroactively.

Prospective purchasers of notes should consult their own tax advisers as to the United States or other tax consequences of the ownership and disposition of the notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

As used herein, a “U.S. Holder” of a note means a beneficial owner that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof,

•	any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in the notes.

It is anticipated and the following discussion assumes that the notes will not be issued with more than a de minimis amount of original issue discount (OID). If the issue price of a note is less than its stated redemption price at maturity (generally, its principal amount) by more than a de minimis amount, U.S. Holders will be subject to special U.S. federal income tax rules with respect to this OID. OID will be considered de minimis if it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. U.S. Holders will be required to include any OID in income for U.S. federal tax purposes as it accrues in accordance with a constant yield method based on a compounding of interest, even though the cash attributable to this income will not be received until a note is sold, exchanged, redeemed or otherwise disposed.

Taxation of U.S. Holders

If you are a U.S. Holder, the interest you receive on the notes will generally be subject to United States taxation and will generally be considered ordinary foreign source interest income on which you will be taxed in accordance with the method of accounting that you use for tax purposes. When you sell, exchange or otherwise dispose of the notes, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction and your tax basis in the notes. Your tax basis in a note generally will equal the cost of the note to you. If you are an individual and the note being sold, exchanged or otherwise disposed of is a capital asset held for more than one year, you may be eligible for reduced rates of taxation on any capital gain realized. Your ability to deduct capital losses is subject to limitations.

Backup Withholding and Information Reporting

Payments in respect of the notes that are paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the U.S. Holder (i) is an exempt recipient that, if required, establishes its exemption, or (ii) in the case of backup withholding, provides a correct taxpayer identification number and certifies that it has not lost its exemption from backup withholding. Beneficial owners of notes that are not U.S. Holders generally are not subject to information reporting or backup withholding; however, any such holder may be required to provide a certification to establish its non-U.S. status in connection with payments received within the United States or from certain U.S.-related payors. The amount of backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund provided the required information is furnished to the IRS.

UNDERWRITING

We intend to offer the notes through the underwriters named below. Subject to the terms and conditions of the underwriting agreement with ArcelorMittal, dated the date of this prospectus supplement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes offered hereby set forth opposite the name of each underwriter:

Underwriter	Principal Amount of Notes	Principal Amount of Notes
Citigroup Global Markets Inc.	$	$
Deutsche Bank Securities Inc.	$	$
J.P. Morgan Securities LLC	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$

Total	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the notes initially at the offering price on the cover page of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and other selling terms.

The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession of up to         % of the principal amount of the Series              Notes and up to         % of the principal amount of the Series         Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to         % of the principal amount of the Series              Notes and up to     % of the principal amount of the Series Notes.

ArcelorMittal has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The total expenses incurred by the Company in the offering, excluding underwriting discounts and commissions, are estimated to amount to approximately U.S.$            .

The notes are new issues of securities with no established trading markets. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

In connection with this offering, the underwriters may, subject to applicable laws and regulations, purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and bids for and purchases of notes in the open market after the distribution has been completed in order to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

EEA Selling Restriction

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer to the public of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in that Relevant Member State (the “Securities”), except that it may, with effect from and including the Relevant Implementation Date, make an offer to the public of such Securities in that Relevant Member State under the following exemptions under the Prospectus Directive:

(i)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii)

at any time to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by ArcelorMittal for any such offer; or

(iii)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities referred to in (i) to (iii) above shall require ArcelorMittal or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom Selling Restriction

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Each underwriter has represented, warranted and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to ArcelorMittal; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Canada

Each underwriter has represented, warranted and agreed not to offer, sell, solicit an offer to purchase or take any other action in furtherance of a trade in the notes in Canada or any province or territory thereof unless such offer, sale, solicitation or other action is made pursuant to an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial or territorial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer, sale, solicitation or other action is made or taken and unless such offer, sale, solicitation or other action would not otherwise result in ArcelorMittal becoming a reporting issuer in any province or territory of Canada.

Other Relationships

The underwriters and their affiliates from time to time have provided certain investment banking, commercial banking and financial advisory services to us, and they may provide these services to us in the future.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of the underwriters or their affiliates routinely hedge, and certain of the underwriters or affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPENSES OF THE OFFERING

ArcelorMittal estimates that the total expenses in connection with this offering will be as follows:

	Amount	Percentage of Net Proceeds of this Offering
SEC registration fee	$	%
Rating agency fees	$	%
Trustee and Securities Administrator’s fees	$	%
Printing fees	$	%
Legal fees and expenses	$	%
Accountant fees and expenses	$	%

Total	$	%

All amounts are estimated except the SEC registration fee.

VALIDITY OF NOTES

The due authorization of the notes will be passed upon for ArcelorMittal by Elvinger, Hoss & Prussen, its Luxembourg counsel. The validity of the notes will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Davis Polk & Wardwell LLP.

Senior Debt Securities

Subordinated Debt Securities

Ordinary Shares

This prospectus may be used to offer debt securities of ArcelorMittal, which may or may not be subordinated and/or convertible into or exchangeable for ordinary shares of ArcelorMittal, and/or ordinary shares of ArcelorMittal, which we collectively refer to as the “securities.”

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide the specific terms of the securities being offered and the manner in which they are offered in supplements to this prospectus. The prospectus supplements will also contain the names of any selling security holders, underwriters, dealers or agents involved in the sale of the securities, together with any applicable commissions or discounts. You should read this prospectus and any accompanying prospectus supplement carefully before you invest in any of these securities.

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risks discussed under “Risk Factors” beginning on page 3 of this prospectus and in any prospectus supplement accompanying this prospectus before you invest in any of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 2, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a shelf registration process. Under this shelf process, the securities described in this prospectus may be sold in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the terms of those securities and their offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file with or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

We are responsible for the information contained and incorporated by reference in this prospectus, any accompanying prospectus supplement and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we do not take any responsibility for any other information that others may give you.

ArcelorMittal is not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This document may only be used where it is legal to sell these securities.

You should not assume that the information contained or incorporated by reference in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

An investment in the securities offered using this prospectus involves a high degree of risk. You should carefully consider the risks described below, together with the risks described in the documents incorporated by reference into this prospectus, and any risk factors included in the prospectus supplement, before making an investment decision. The Company’s business, financial condition and results of operations could be materially and adversely affected by any of these risks, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment. The risks described below are those known to ArcelorMittal and that it currently believes may materially affect it.

Risks Relating to ArcelorMittal

You should read “Risk Factors” under “Item 3D—Key Information—Risk Factors” in ArcelorMittal’s Annual Report on Form 20-F for the year ended December 31, 2014, which is incorporated by reference in this prospectus, for information on risks relating to ArcelorMittal (including its industry, business and financial structure).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our annual report on Form 20-F for the year ended December 31, 2014 (File No. 001-35788), which we filed on February 24, 2015, except for Item 18, which was amended and filed on February 26, 2015 and is referred to as our “2014 Form 20-F,” and which includes the audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2013 and 2014, and the consolidated statements of operations, other comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2012, 2013 and 2014 (the “ArcelorMittal Consolidated Financial Statements”). We also incorporate by reference the following report furnished by us on Form 6-K and available on the SEC website:

•

Report on Form 6-K furnished on March 2, 2015, incorporating the table which sets out the consolidated capitalization and indebtedness of ArcelorMittal at December 31, 2014 and the unaudited ratio of earnings to fixed charges of ArcelorMittal for the years 2014, 2013, 2012, 2011 and 2010.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the termination of the offering.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal USA LLC, 1 South Dearborn Street, 19th Floor, Chicago, IL 60603, Attention: Ms. Lisa M. Fortuna, Manager, Investor Relations, telephone number: (312) 899-3985.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet on the SEC’s website at www.sec.gov and on our web site at www.arcelormittal.com. The references above to our website and the website of the SEC are inactive textual references to the uniform resource locator (URL) and are for your reference only.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, and the related prospectus supplement contain forward-looking statements based on estimates and assumptions. This prospectus and the related prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus, the related prospectus supplement or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this prospectus and the related prospectus supplement, it is believed that the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	recessions or prolonged periods of weak economic growth, either globally or in ArcelorMittal’s key markets;

•	risks relating to continued weakness of the eurozone economy;

•	the risk that excessive capacity in the steel industry may weigh on the profitability of steel producers;

•	any volatility in the supply or prices of raw materials, energy or transportation, mismatches with steel price trends, or protracted low raw materials or steel prices;

•	increased competition in the steel industry;

•

the risk that unfair practices in steel trade could negatively affect steel prices and reduce ArcelorMittal’s profitability, or that national trade restrictions could hamper ArcelorMittal’s access to key export markets;

•	the risk that ArcelorMittal may incur in the future operating costs when production capacity is idled or increased costs to resume production at idled facilities;

•	increased competition from other materials, which could significantly reduce market prices and demand for steel products;

•	risks relating to environmental and health and safety laws and legislation;

•	laws and regulations restricting greenhouse gas emissions;

•	the risk that ArcelorMittal’s high level of indebtedness could make it difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business;

•	risks relating to greenfield and brownfield projects;

•	risks relating to ArcelorMittal’s mining operations;

•

the fact that ArcelorMittal’s reserve estimates could materially differ from mineral quantities that it may be able to actually recover, that its mine life estimates may prove inaccurate and the fact that market fluctuations may render certain ore reserves uneconomical to mine;

•	drilling and production risks in relation to mining;

•	rising extraction costs in relation to mining;

•	failure to manage continued growth through acquisitions;

•	a Mittal family trust’s ability to exercise significant influence over the outcome of shareholder voting;

•	any loss or diminution in the services of Mr. Lakshmi N. Mittal, ArcelorMittal’s Chairman of the Board of Directors and Chief Executive Officer;

•	the risk that the earnings and cash flows of ArcelorMittal’s operating subsidiaries may not be sufficient to meet future funding needs at the holding company level;

•

the risk that changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in impairment of tangible and intangible assets, including goodwill;

•	the risk that ArcelorMittal’s investment projects may add to its financing requirements;

•	ArcelorMittal’s ability to fund under-funded pension liabilities;

•	the risk of labor disputes;

•	economic policy, political, social and legal risks and uncertainties in certain countries in which ArcelorMittal operates or proposes to operate;

•	fluctuations in currency exchange rates, particularly the euro to U.S. dollar exchange rate, and the risk of impositions of exchange controls in countries where ArcelorMittal operates;

•	the risk of disruptions to ArcelorMittal’s manufacturing operations;

•	the risk of damage to ArcelorMittal’s production facilities due to natural disasters or severe weather conditions;

•	the risk that ArcelorMittal’s insurance policies may provide inadequate coverage;

•	the risk of product liability claims;

•	the risk of potential liabilities from investigations, litigation and fines regarding antitrust matters;

•	risks relating to legal proceedings to which ArcelorMittal is currently, and may in the future be, subject;

•	the risk that ArcelorMittal’s governance and compliance processes may fail to prevent regulatory penalties or reputational harm, both at operating subsidiaries and joint ventures;

•

the fact that ArcelorMittal is subject to an extensive, complex and evolving regulatory framework and the risk of unfavorable changes to, or interpretations of, the tax laws and regulations in the countries in which ArcelorMittal operates;

•	the risk that ArcelorMittal may not be able fully to utilize its deferred tax assets; and

•	the risk that ArcelorMittal’s reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or successful hacking.

These factors are discussed in more detail in the 2014 Form 20-F, including under “Item 3D—Key Information—Risk Factors.”

PRESENTATION OF CERTAIN INFORMATION

Definitions and Terminology

Unless indicated otherwise, or the context otherwise requires, references in this prospectus and related prospectus supplement to “ArcelorMittal,” “we,” “us,” “our” and “the Company” or similar terms are to ArcelorMittal, formerly known as Mittal Steel Company N.V. (“Mittal Steel”).

Financial Information

This prospectus (including the documents incorporated by reference herein) contains the audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2013 and 2014, and the consolidated statements of operations, other comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2012, 2013 and 2014. ArcelorMittal’s consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The financial information and certain other information presented in a number of tables in this prospectus and any related prospectus supplement have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus and any related prospectus supplement reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Market Information

This prospectus (including the documents incorporated by reference herein) and any related prospectus supplement include industry data and projections about our markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on ArcelorMittal’s competitive position contained in this prospectus are based primarily on public sources including, but not limited to, publications of the World Steel Association. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. We have not independently verified this data or determined the reasonableness of such assumptions. In addition, in many cases we have made statements in this prospectus (and may make statements in any related prospectus supplement) regarding our industry and our position in the industry based on internal surveys, industry forecasts and market research, as well as our own experience. While these statements are believed to be reliable, they have not been independently verified.

ARCELORMITTAL

ArcelorMittal is the world’s largest and most global steel producer and a significant producer of iron ore and coal with production of 93.1 million tonnes of crude steel and, from own mines and strategic contracts, 77.0 million tonnes of iron ore and 7.70 million tonnes of coal in 2014. ArcelorMittal had sales of $79.3 billion and steel shipments of 85.1 million tonnes for the year ended December 31, 2014. As of December 31, 2014, ArcelorMittal had approximately 222,000 employees.

ArcelorMittal is the largest steel producer in North and South America, Europe and Africa, a significant steel producer in the CIS and has a smaller but growing presence in Asia.

ArcelorMittal has steel-making operations in 19 countries on four continents, including 56 integrated and mini-mill steel-making facilities. ArcelorMittal’s steel-making operations have a high degree of geographic diversification. Approximately 38% of its crude steel is produced in the Americas, approximately 47% is produced in Europe and approximately 15% is produced in other countries, such as Kazakhstan, South Africa and Ukraine. In addition, ArcelorMittal’s sales of steel products are spread over both developed and developing markets, which have different consumption characteristics. ArcelorMittal’s mining operations, present in North and South America, Africa, Europe and the CIS region, are integrated with its global steel-making facilities and are important producers of iron ore and coal in their own right.

ArcelorMittal produces a broad range of high-quality finished and semi-finished steel products. Specifically, ArcelorMittal produces flat steel products, including sheet and plate, and long steel products, including bars, rods and structural shapes. In addition, ArcelorMittal produces pipes and tubes for various applications. ArcelorMittal sells its steel products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 170 countries, including the automotive, appliance, engineering, construction and machinery industries. The Company also produces various types of mining products including iron ore lump, fines, concentrate and sinter feed, as well as coking, pulverized coal injection and thermal coal.

As a global steel producer, the Company is able to meet the needs of different markets. Steel consumption and product requirements clearly differ between developed markets and developing markets. Steel consumption in developed economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, the Company maintains a high degree of product diversification and seeks opportunities to increase the proportion of higher value-added products in its product mix.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used to refinance existing indebtedness.

DESCRIPTION OF SENIOR DEBT SECURITIES

General

We may issue senior debt securities using this prospectus, which may include senior debt securities convertible into or exchangeable for our ordinary shares. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the senior debt securities that we may issue are governed by a contract between us and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, called an indenture (as supplemented, herein the “senior indenture”).

The trustee’s main role under the senior indenture is that it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” below. The securities administrator’s main role is to perform administrative duties for us, such as sending you interest payments and transferring your senior debt securities to a new buyer if you sell your senior debt securities. Both the trustee and the securities administrator may send you notices.

The senior indenture and its associated documents contain the full legal text governing the matters described in this section. The senior indenture and the senior debt securities are governed by New York law. A form of the senior indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy. In connection with an issuance of senior debt securities, we may enter into one or more additional supplemental indentures with the trustee and the securities administrator, setting forth the specific terms of such senior debt securities.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have senior debt securities registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in senior debt securities issued in book-entry form through The Depository Trust Company or in senior debt securities registered in street name. Owners of beneficial interests in the senior debt securities should refer to “Legal Ownership of Debt Securities.”

This section summarizes the material provisions of the senior indenture and certain senior debt securities that may be issued under the senior indenture. In particular, this section summarizes material terms of senior debt securities to be issued in fully registered, book-entry form without coupons, that will be unsecured and rank equally with all of our other existing and future unsecured and unsubordinated debt, bear interest at a fixed rate per annum, based upon a 360-day year consisting of twelve 30-day months. This section does not describe other types of senior debt securities that may be issued under the senior indenture, such as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount, or indexed securities or securities denominated in foreign currencies or currency units. Any other senior debt securities, and special U.S. federal income tax, accounting and other considerations applicable to such debt securities, would be described in the prospectus supplement relating to any such debt securities.

Because it is a summary, this section does not describe every aspect of the senior indenture or the senior debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the senior indenture, including some of the terms used in the senior indenture. The senior indenture is also subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. Whenever we refer to particular sections or defined terms of the senior indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of senior debt securities under the senior indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue senior debt securities of the same series as an outstanding series of senior debt securities without the consent of holders of securities in the outstanding series. Any additional senior debt securities so issued will have the same terms as the existing senior debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional senior debt securities will be consolidated and form a single series with the existing senior debt securities of the same series; provided, however, that unless such additional senior debt securities are issued under a separate CUSIP number, either such additional senior debt securities must be part of the same “issue” for U.S. federal income tax purposes or must be issued pursuant to a “qualified reopening” for U.S. federal income tax purposes.

In addition, the specific financial, legal and other terms particular to a series of senior debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of senior debt securities will describe the following terms of the series:

•	the title of the series of senior debt securities;

•	the authorized denominations in which senior debt securities of the series may be issued;

•	the date or dates on which we will pay the principal of the series of senior debt securities (either at maturity or upon redemption);

•

the rate or rates, per annum, at which the series of senior debt securities will bear interest and the date or dates from which that interest, if any, will accrue, and whether such interest shall be subject to any adjustment;

•	the dates on which interest, if any, on the series of senior debt securities will be payable and the regular record dates for the interest payment dates;

•	any provisions for redemption at the option of the holder;

•	if other than the principal amount thereof, the portion of the principal amount of the senior debt securities of the series that will be payable upon any declaration of acceleration of maturity;

•

the currency of payment of principal of, premium, if any, and interest on the series of senior debt securities and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•	any additional circumstances under which the series of senior debt securities will be redeemable at our option;

•	any modifications or additional events of default, covenants or enforcement events applicable to the series of senior debt securities;

•	the terms, if any, upon which the senior debt securities of the series may be convertible into or exchangeable for ordinary shares of ArcelorMittal;

•	a discussion of any material U.S. federal income tax considerations; and

•	any other special features of the series of senior debt securities.

Additional Amounts

The relevant prospectus supplement will specify the terms, if any, by which the Company or any successor entity, as the case may be, will pay additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no withholding or deduction been required by the Relevant Jurisdiction.

Redemption, Exchange and Purchase

Redemption

The prospectus supplement will state whether the senior debt securities are redeemable by us or subject to repayment at the holder’s option.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their senior debt securities for other bonds or senior debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase senior debt securities in the open market or otherwise at any price.

Cancellation

All senior debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all senior debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold.

Consolidation, Merger, Conveyance or Transfer

So long as any of the senior debt securities are outstanding, ArcelorMittal will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture the due and punctual payment of the principal of and interest on all the senior debt securities and the performance or observance of every covenant of the senior indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets delivers to the trustee and the securities administrator an officer’s certificate signed by a duly authorized officer and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the senior indenture and that all conditions precedent in the senior indenture relating to the transaction have been complied with and, immediately after giving effect to such transaction, no event of default has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by order of any court or tribunal having jurisdiction over us, our properties and our assets.

Negative Pledge

Unless otherwise specified in the relevant prospectus supplement, so long as any of the senior debt securities remain outstanding, we will not, and will not permit any Material Subsidiary to, create or permit to subsist any Security upon any of our Assets or their respective Assets, as the case may be, present or future, to secure any Relevant Indebtedness incurred or guaranteed by us or by any such Material Subsidiary (whether before or after the issue of the senior debt securities) other than Permitted Security, unless our obligations under the senior debt securities are (i) equally and ratably secured so as to rank pari passu with such Relevant Indebtedness or the guarantee thereof or (ii) benefit from any other Security or arrangement as is approved by the holders of a majority in aggregate principal amount of the senior debt securities of the affected series then outstanding.

Events of Default

Unless otherwise provided in the prospectus supplement for any series of senior debt securities, each of the following will be an event of default under the senior indenture:

(1) the default in any payment of principal or any premium on any senior debt security when due, whether at maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest (if any) and Additional Amounts (if any), on any senior debt security when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the senior indenture and the default or breach continues for a period of 60 days or more after ArcelorMittal receives written notice from the trustee or the securities administrator as provided for in the senior indenture;

(4) our failure, or the failure of any Material Subsidiary, (a) to pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments on the scheduled or original date due (following the giving of such notice, if any, as required under the document governing such indebtedness and as extended by any applicable cure period) or (b) to observe or perform any agreement or condition relating to such indebtedness such that such indebtedness has come due prior to its stated maturity and such acceleration has not been cured, unless (in the case of clauses (a) and (b)) (i) the aggregate amount of such indebtedness is less than €100,000,000 or (ii) the question of whether such indebtedness is due has been disputed in good faith by appropriate proceedings and such dispute has not been finally adjudicated against us or the Material Subsidiary, as the case may be;

(5) certain events of bankruptcy or insolvency involving our company or a Material Subsidiary; and

(6) any other event of default provided in the relevant prospectus supplement for a series of senior debt securities.

Upon the occurrence and continuation of any event of default as provided for in the senior indenture, then in every such case the trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of the affected series may declare the principal amount of the outstanding senior debt securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by Holders). Upon any such declaration, which ArcelorMittal calls a declaration of acceleration, the senior debt securities of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding senior debt securities of the affected series may rescind and annul a declaration of acceleration if an amount has been paid to or deposited with the trustee sufficient to pay the amounts set forth in the applicable provisions of the senior indenture and all events of default with respect to the senior debt securities of such series, other than the failure to pay the principal and other amounts of senior debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if ArcelorMittal breaches any covenant or warranty under the senior indenture or the senior debt securities, the trustee may pursue any available remedy to enforce any provision of the senior debt securities or the senior indenture. The trustee may maintain a proceeding even if it does not possess any of the senior debt securities or does not produce any of them in the proceeding. A delay or omission by the trustee or any holder of a senior debt security in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in case of an event of default of which a responsible officer of the trustee has actual knowledge, where the trustee has some special duties, the trustee and the securities administrator are not required to take any action under the senior indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding senior debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action the trustee may undertake under the senior indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the senior debt securities you hold, the following must occur:

•	You must give the trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding senior debt securities of the relevant series must make a written request that the trustee institute proceedings because of the event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of instituting a proceeding and provide such written request to the Corporate Trust Office of the trustee.

•	The trustee must have failed to institute proceedings for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request must have been given to the trustee during such 60-day period by holders of a majority in aggregate principal amount of all outstanding senior debt securities of the relevant series.

•	The terms of the relevant series of senior debt securities do not prohibit such remedy to be sought by the trustee and/or the holders.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

ArcelorMittal will furnish to the securities administrator and the trustee every year a brief certification of an officer of our Company as to the Company’s compliance with the conditions and covenants of the senior indenture. In addition, the Company must notify the trustee and the securities administrator promptly upon the occurrence of any event of default and in any event within ten days after it becomes aware of the occurrence of an event of default.

Amendments and Waivers

The senior indenture may be amended or modified without the consent of any holder of senior debt securities in order, among other things:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional senior debt securities in accordance with the limitations set forth in the senior indenture as of the date thereof;

•	to add to the covenants of the Company, for the benefit of holders of all or any series of senior debt securities or to surrender any power or right conferred upon the Company;

•	to add or modify for the benefit of the holders of all or any series of senior debt securities any events of default;

•

to provide for the assumption by a successor company of our obligations under the senior debt securities and the senior indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to comply with any requirements of the SEC in connection with qualifying the senior indenture under the Trust Indenture Act; or

•

to correct or add any other provisions with respect to matters or questions arising under the senior indenture, provided that such action will not adversely affect the interests of the holders of the senior debt securities of any series in any material respect.

Modifications and amendments of the senior indenture may be made by us, the trustee and the securities administrator with the consent of the holders of a majority in principal amount of the senior debt securities of each affected series then outstanding under the senior indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series may waive any past default under the senior indenture affecting such series, except an uncured default in the payment of principal of or interest on such series of senior debt securities or an uncured default relating to a covenant or provision of the senior indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above, without the consent of each holder of an outstanding senior debt security affected, no amendment may, among other things:

•	modify the stated maturity of the senior debt securities or the dates on which interest is payable in respect of the senior debt securities;

•	change the method in which amounts of payments of principal or any interest thereon is determined;

•	reduce the principal amount of, or interest on, the senior debt securities;

•	reduce the premium payable upon redemption;

•	change the obligation of the Company to pay Additional Amounts,

•	change the currency of payment of the senior debt securities;

•	change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in the senior indenture;

•	impair the right of the holders of senior debt securities to institute suit for the enforcement of any payment on or after the date due;

•

reduce the percentage in principal amount of the outstanding senior debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of the senior indenture or defaults under the indenture and their consequences; and

•	modify the provisions of the senior indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the senior indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee or the securities administrator an instruction, the Company will apply the following rules in accordance with the standard procedures of the depositary for so long as the securities are in global form.

Only Outstanding Senior Debt Securities are Eligible

Only holders of outstanding senior debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding senior debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a senior debt security will not be “outstanding” if it has been cancelled or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, senior debt securities held by the Company or any other obligor on the senior debt securities or any affiliates of the Company or any such obligor are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the senior indenture. In some limited circumstances, only the trustee or securities administrator will be entitled to set a record date for action by holders. If the Company, the trustee or securities administrator set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee or the securities administrator specifies if it sets the record date. The Company, the trustee or the securities administrator, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The senior indenture will be discharged and will cease to be of further effect as to all outstanding senior debt securities of any series issued thereunder, when (i) all senior debt securities of that series that have been authenticated, except lost, stolen or destroyed senior debt securities that have been replaced or paid and senior debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the securities administrator for cancellation, or all senior debt securities of that series that have not been delivered to the securities administrator for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and ArcelorMittal has irrevocably deposited or caused to be deposited with the securities administrator as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the senior debt securities of such series not delivered to the securities administrator for cancellation for principal and accrued interest and Additional Amounts (if any) to the date of maturity or redemption; (ii) ArcelorMittal has paid or caused to be paid all sums payable by us under the senior indenture with respect to such series; and (iii) ArcelorMittal has delivered irrevocable instructions to the securities administrator to apply the deposited money toward the payment of the senior debt securities of such series at maturity or on the redemption date, as the case may be.

In addition, ArcelorMittal must deliver a certificate signed by a duly authorized officer and an opinion of counsel that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

Unless a supplemental indenture for a series of senior debt securities provides otherwise, the senior indenture provides that ArcelorMittal may elect either (1) to defease and be discharged from any and all obligations with respect to any series of senior debt securities (except for, among other things, certain obligations to register the transfer or exchange of such series of senior debt securities, to replace temporary or mutilated, destroyed, lost or stolen senior debt securities of such series, to maintain an office or agency with respect to the senior debt securities of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the senior indenture, and any omission to comply with such obligations will not constitute a default (or event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the senior debt securities of such series (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the securities administrator, in trust, of an amount in U.S. dollars, or non-callable U.S. government securities, or both, applicable to the senior debt securities of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount that will be sufficient, in the opinion of an internationally recognized firm of independent public accountants as appointed by the Company (a copy of which shall be provided to the trustee), to pay the principal of, and interest (if any) and Additional Amounts (if any) on the outstanding senior debt securities of the relevant series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the senior debt securities are being defeased to such stated date for payment or to a particular redemption date and (B) no event of default or default with respect to the senior debt securities of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, ArcelorMittal will be required to deliver to the trustee and the securities administrator an opinion of counsel with respect to U.S. federal income tax matters confirming that the deposit and related defeasance will not cause the holders and beneficial owners of the senior debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If ArcelorMittal elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect. To effect legal defeasance or covenant defeasance, no default of event of default may have occurred and be continuing on the date of deposit.

ArcelorMittal may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the senior debt securities will be made by the paying agent. Initially, Citibank, N.A., the securities administrator under the senior indenture, will act as paying agent and security registrar. The Company may appoint one or more co-registrars and one or more additional paying agents. The Company may change any paying agent or security registrar without notice to any holder. The Company or any of its subsidiaries may act in any such capacity.

Subject to any applicable abandoned property law, the securities administrator and the paying agent will distribute to the Company upon request any money held by them for the payment of principal of, premium or interest on the senior debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The senior debt securities will be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the provisions of article 86 to 94-8 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the senior debt securities.

Consent to Jurisdiction

ArcelorMittal has irrevocably submitted to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal suit, action or proceeding arising out of or in relation to the senior indenture or the senior debt securities, and agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the senior debt securities.

Concerning the Trustee and Securities Administrator

Wilmington Trust, National Association is the trustee under the senior indenture. Citibank N.A. is the securities administrator and has been appointed by us as registrar and paying agent with respect to the senior debt securities. The trustee’s address is 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890. The securities administrator’s address is (i) solely for the purposes of the transfer, surrender or exchange of the senior debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Citibank Agency & Trust, ArcelorMittal and (ii) for all other purposes: 388 Greenwich Street, 14th Floor, New York, NY 10013, Attn: Citibank Agency & Trust, ArcelorMittal.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the senior indenture. You should refer to the senior indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”).

“Asset(s)” of any Person means, all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated.

“Closing Date” means the date on which the senior debt securities of the relevant series are deposited with the Depository Trust Company, as depositary.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and audited by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means (i) with respect to the trustee, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890; and (ii) with respect to the securities administrator (A) solely for the purposes of the transfer, surrender or exchange of the senior debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Citibank Agency & Trust, ArcelorMittal and (B) for all other purposes: 388 Greenwich Street, 14th Floor, New York, NY 10013, Attn: Citibank Agency & Trust, ArcelorMittal.

“Existing Security” means any Security granted by any Person over its Assets in respect of any Relevant Indebtedness and which is existing at the Closing Date or at the time any such Person becomes a Material Subsidiary or whose business and/or activities, in whole or in part, are assumed by or vested in us or a Material Subsidiary after the Closing Date (other than any Security created in contemplation thereof) or any substitute Security created over those Assets (or any part thereof) in connection with the refinancing of the Relevant Indebtedness secured on those Assets provided that the principal, nominal or capital amount secured on any such Security may not be increased.

“Group” means our company and its Subsidiaries taken as a whole.

“Material Subsidiary” means, at any time, a Subsidiary of ours whose gross assets or pre-tax profits (excluding intra-Group items) then equal or exceed 5% of the gross assets or pre-tax profits of the Group.

For this purpose:

(a) the gross assets or pre-tax profits of a Subsidiary will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited Consolidated Financial Statements of the Group have been based;

(b) if a company becomes a member of the Group after the date on which the latest audited Consolidated Financial Statements of the Group have been prepared, the gross assets or pre-tax profits of that Subsidiary will be determined from its latest financial statements;

(c) the gross assets or pre-tax profits of the Group will be determined from its latest audited Consolidated Financial Statements, adjusted (where appropriate) to reflect the gross assets or pre-tax profits of any company or business subsequently acquired or disposed of; and

(d) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of ours, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of our auditors will be, in the absence of manifest error, conclusive and binding on us and the holders.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Permitted Security” means:

(a) any Existing Security;

(b) any Security granted in respect of or in connection with any Securitization Indebtedness; or

(c) any Security securing Project Finance Indebtedness, but only to the extent that the Security Interest is created on an asset of the project being financed by the relevant Project Finance Indebtedness (and/or the shares in, and/or shareholder loans to, the company conducting such project where such company has no assets other than those relating to such project).

“Person” includes any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Project Finance Indebtedness” means any indebtedness incurred by a debtor to finance the ownership, acquisition, construction, development and/or operation of an Asset or connected group of Assets in respect of which the Person or Persons to whom such indebtedness is, or may be, owed have no recourse for the repayment of or payment of any sum relating to such indebtedness other than:

(a) recourse to such debtor or its Subsidiaries for amounts limited to the cash flow from such Asset; and/or

(b) recourse to such debtor generally, or to a member of the Group, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specific way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the Person against whom such recourse is available; and/or

(c) if:

(i) such debtor has been established specifically for the purpose of constructing, developing, owning and/or operating the relevant Asset or connected group of Assets; and

(ii) such debtor owns no Assets and carries on no business which is not related to the relevant Asset or connected group of Assets, recourse to all the material Assets and undertaking of such debtor and the shares in the capital of such debtor and shareholder loans made to such debtor.

“Relevant Indebtedness” means any indebtedness for borrowed money represented by bonds, notes or other debt instruments which are for the time being quoted or listed on any stock exchange or other similar regulated securities market.

“Relevant Jurisdiction” means Luxembourg or any jurisdiction in which ArcelorMittal is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)).

“Securitization Indebtedness” means any Relevant Indebtedness that is incurred in connection with any securitization, asset repackaging, factoring or like arrangement or any combination thereof of any assets, revenues or other receivables where the recourse of the Person making the Relevant Indebtedness available or entering into the relevant arrangement or agreement(s) is limited fully or substantially to such assets or revenues or other receivables.

“Security” means any mortgage, charge, pledge or other real security interest (sûreté réelle).

“Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

General

We may issue subordinated debt securities using this prospectus, which may include subordinated debt securities convertible into or exchangeable for our ordinary shares. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the subordinated debt securities that we may issue are governed by a contract between us and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, called an indenture (as supplemented, herein the “subordinated indenture”).

The trustee’s main role under the subordinated indenture is that it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” below. The securities administrator’s main role is to perform administrative duties for us, such as sending you interest payments and transferring your subordinated debt securities to a new buyer if you sell your senior debt securities. Both the trustee and the securities administrator may send you notices.

The subordinated indenture and its associated documents contain the full legal text governing the matters described in this section. The subordinated indenture and the subordinated debt securities are governed by New York law (see “Governing Law” below). A form of the subordinated indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy. In connection with an issuance of subordinated debt securities, we may enter into one or more additional supplemental indentures with the trustee and the securities administrator, setting forth the specific terms of such subordinated debt securities.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have subordinated debt securities registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in subordinated debt securities issued in book-entry form through The Depository Trust Company or in subordinated debt securities registered in street name. Owners of beneficial interests in the subordinated debt securities should refer to “Legal Ownership of Debt Securities.”

This section summarizes the material provisions of the subordinated indenture and certain subordinated debt securities that may be issued under the subordinated indenture. In particular, this section summarizes material terms of subordinated debt securities to be issued in fully registered, book-entry form without coupons, and that will be unsecured and subordinated obligations of ArcelorMittal. This section does not describe other types of subordinated debt securities that may be issued under the indenture, such as original issue discount subordinated securities, which are subordinated debt securities that are offered and sold at a substantial discount to their stated principal amount, or indexed securities or securities denominated in foreign currencies or currency units. Any other subordinated debt securities, and special U.S. federal income tax, accounting and other considerations applicable to such subordinated debt securities, would be described in the prospectus supplement relating to any such subordinated debt securities.

Because it is a summary, this section does not describe every aspect of the subordinated indenture or the subordinated debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the subordinated indenture, including some of the terms used in the subordinated indenture. The subordinated indenture is also subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. Whenever we refer to particular sections or defined terms of the subordinated indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of subordinated debt securities under the subordinated indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue subordinated debt securities of the same series as an outstanding series of subordinated debt securities without the consent of holders of subordinated debt securities in the outstanding series. Any additional subordinated debt securities so issued will have the same terms as the existing subordinated debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional subordinated debt securities will be consolidated and form a single series with the existing subordinated debt securities of the same series; provided, however, that, with respect to subordinated debt securities that are treated as debt for U.S. federal income tax purposes, unless such additional subordinated debt securities are issued under a separate CUSIP number, either such additional subordinated debt securities must be part of the same “issue” for U.S. federal income tax purposes or must be issued pursuant to a “qualified reopening” for U.S. federal income tax purposes.

In addition, the specific financial, legal and other terms particular to a series of subordinated debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of subordinated debt securities will describe the following terms of the series:

•	the title of the series of subordinated debt securities;

•	the authorized denominations and aggregate principal amount of the series of subordinated debt securities;

•

whether the subordinated debt securities of that series are dated securities, with a stated maturity or date fixed for redemption (and if applicable, the stated maturity or date fixed for redemption), or perpetual securities, with no stated maturity or date fixed for redemption;

•

the subordination provisions applicable to the subordinated debt securities of that series and the ranking of such subordinated debt securities to other senior and subordinated debt securities of the Company;

•

the rate or rates, per annum, at which the series of subordinated debt securities will bear interest and the date or dates from which that interest, if any, will accrue, and whether such interest shall be subject to any adjustment;

•

the date or dates on which (or, if applicable, the range of dates within which) any payment of principal, interest or premium on the series of subordinated debt securities will be payable (or the manner of determining the same), and the record date for any such payment,

•	if interest is payable, the interest rate or rates, or how the interest rate or rates may be determined;

•	the terms and conditions, if any, under which interest or other payments may or will be deferred or cancelled;

•

the terms and conditions of any mandatory or optional redemption or repayment of the subordinated debt securities of the series, including if applicable, notice requirements, legal and regulatory requirements, redemption or repayment dates, periods and prices or amounts;

•

the currency in which the subordinated debt securities are denominated, and in which we will make payments, and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•	if other than the principal amount thereof, the amount, or how to determine the amount, that will be payable upon any declaration of acceleration of maturity or if redeemed before any stated maturity;

•	the terms and conditions, if any, under which the Company may elect to vary the terms of the subordinated debt securities of the series;

•	any mechanism to effect a temporary or permanent reduction in the principal amount outstanding of the subordinated debt securities of that series;

•

whether the events of default described in this prospectus or any other events of default, defaults, enforcement events, solvency events or other events permitting remedies apply to the subordinated debt securities of the series, and the remedies available following the occurrence thereof;

•	whether the subordinated debt securities of the series will be listed on a securities exchange;

•	whether the covenant defeasance and covenant defeasance provisions apply to the subordinated debt securities of the series;

•	the terms, if any, upon which the subordinated debt securities of the series may be convertible into or exchangeable for ordinary shares of ArcelorMittal;

•	a discussion of any material U.S. federal income tax considerations; and

•	any other special features of the series of subordinated debt securities.

Additional Amounts

The relevant prospectus supplement will specify the terms, if any, by which the Company or any successor entity, as the case may be, will pay additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no withholding or deduction been required by the Relevant Jurisdiction.

Redemption, Exchange and Purchase

Redemption

The prospectus supplement will state whether the subordinated debt securities are redeemable by us or subject to repayment at the holder’s option.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their subordinated debt securities for other bonds or subordinated debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase subordinated debt securities in the open market or otherwise at any price.

Cancellation

All subordinated debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all subordinated debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold.

Consolidation, Merger, Conveyance or Transfer

So long as any of the subordinated debt securities are outstanding, ArcelorMittal will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture the due and punctual payment of the principal of and interest on all the subordinated debt securities and the performance or observance of every covenant of the subordinated indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default, if any are applicable, has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets delivers to the trustee and securities administrator an officer’s certificate signed by a duly authorized officer and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the subordinated indenture and that all conditions precedent in the subordinated indenture relating to the transaction have been complied with and, immediately after giving effect to such transaction, no event of default, if any are applicable, has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by order of any court or tribunal having jurisdiction over us, our properties and our assets.

Status of the Subordinated Debt Securities

The subordinated debt securities will constitute the direct, subordinated and unsecured obligations of the Company and will be subordinated in right of payment to the prior payment in full of all claims of “senior creditors” in respect of that series and rank pari passu with certain other subordinated obligations or guarantees thereof in respect of that series (if any), in each case as defined or identified in the applicable prospectus supplement, and in priority only to ordinary shares of the Company and any other securities, obligations or guarantees thereof of the Company expressed to rank junior to the securities of that series in the applicable prospectus supplement. Investors should be aware that there are currently no limitations on the Company’s ability to issue or guarantee indebtedness that would constitute claims of “senior creditors.” Unless otherwise specified in the applicable prospectus supplement for a series, the subordinated debt securities will not have the benefit of any negative pledge covenant.

Default, Remedies and Waiver of Default

You will have special rights if an applicable “event of default” with respect to your subordinated debt securities occurs and is not cured, as described in this section.

Events of Default

Unless otherwise indicated in the prospectus supplement for a series of subordinated debt securities, the term “event of default” means any of the following:

(1) the default in any payment of principal or any premium on any subordinated debt security when due, whether at maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest (if any) and Additional Amounts (if any), on any subordinated debt security when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the subordinated indenture and the default or breach continues for a period of 60 days or more after ArcelorMittal receives written notice from the trustee or the securities administrator as provided for in the subordinated indenture;

(4) certain events of bankruptcy or insolvency involving our company; and

(5) any other event of default provided in the relevant prospectus supplement for a series of subordinated debt securities.

Remedies if an Event of Default Occurs

Upon the occurrence and continuation of any applicable event of default with respect to a series of subordinated debt securities, then in every such case the trustee or the holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of the affected series may declare the principal amount of the outstanding subordinated debt securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by Holders). Upon any such declaration, which ArcelorMittal calls a declaration of acceleration, the subordinated debt securities of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of the affected series may rescind and annul a declaration of acceleration if an amount has been paid to or deposited with the trustee sufficient to pay the amounts set forth in the applicable provisions of the subordinated indenture and all events of default with respect to the subordinated debt securities of such series, other than the failure to pay the principal and other amounts of subordinated debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if ArcelorMittal breaches any covenant or warranty under the subordinated indenture or the subordinated debt securities, the trustee may pursue any available remedy to enforce any applicable provision of the subordinated debt securities or the subordinated indenture. The trustee may maintain a proceeding even if it does not possess any of the subordinated debt securities or does not produce any of them in the proceeding. A delay or omission by the trustee or any holder of a subordinated debt security in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in case of an event of default of which a responsible officer of the trustee has actual knowledge, where the trustee has some special duties, the trustee and the securities administrator are not required to take any action under the subordinated indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding subordinated debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action the trustee may undertake under the subordinated indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the subordinated debt securities you hold, the following must occur:

•	You must give the trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding subordinated debt securities of the relevant series must make a written request that the trustee institute proceedings because of the event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of instituting a proceeding and provide such written request to the Corporate Trust Office of the trustee.

•	The trustee must have failed to institute proceedings for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request must have been given to the trustee during such 60-day period by holders of a majority in aggregate principal amount of all outstanding subordinated debt securities of the relevant series.

•	The terms of the relevant series of subordinated debt securities do not prohibit such remedy to be sought by the trustee and/or the holders.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

ArcelorMittal will furnish to the securities administrator every year a brief certification of an officer of our Company as to the Company’s compliance with the conditions and covenants of the subordinated indenture. In addition, the Company must notify the trustee and the securities administrator promptly upon the occurrence of any event of default and in any event within ten days after it becomes aware of the occurrence of an event of default.

Amendments and Waivers

The subordinated indenture may be amended or modified without the consent of any holder of subordinated debt securities in order, among other things:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional subordinated debt securities in accordance with the limitations set forth in the subordinated indenture as of the date thereof;

•	to add to the covenants of the Company, for the benefit of holders of all or any series of subordinated debt securities or to surrender any power or right conferred upon the Company;

•	to add or modify for the benefit of the holders of all or any series of subordinated debt securities any events of default;

•

to provide for the assumption by a successor company of our obligations under the subordinated debt securities and the subordinated indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to comply with any requirements of the SEC in connection with qualifying the subordinated indenture under the Trust Indenture Act; or

•

to correct or add any other provisions with respect to matters or questions arising under the subordinated indenture, provided that such action will not adversely affect the interests of the holders of the subordinated debt securities of any series in any material respect.

In addition, the prospectus supplement for a particular series of subordinated debt securities may also specify if the Company has the right to materially vary the terms of a series of subordinated debt securities.

Modifications and amendments of the subordinated indenture may be made by us, the trustee and the securities administrator with the consent of the holders of a majority in principal amount of the subordinated debt securities of each affected series then outstanding under the subordinated indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive any past default under the subordinated indenture affecting such series, except an uncured default in the payment of principal of or interest on such series of subordinated debt securities or an uncured default relating to a covenant or provision of the subordinated indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above and unless the prospectus supplement for the series of subordinated debt securities specifies otherwise, without the consent of each holder of an outstanding subordinated debt security affected, no amendment may, among other things:

•	modify the stated maturity of the subordinated debt securities (if any) or the dates on which interest is payable in respect of the subordinated debt securities;

•	change the method in which amounts of payments of principal or any interest thereon is determined;

•	reduce the principal amount of, or interest on, the subordinated debt securities;

•	reduce the premium payable upon redemption;

•	change the obligation of the Company to pay Additional Amounts,

•	change the currency of payment of the subordinated debt securities;

•	change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in the subordinated indenture;

•	impair the right of the holders of subordinated debt securities to institute suit for the enforcement of any payment on or after the date due;

•

reduce the percentage in principal amount of the outstanding subordinated debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of the subordinated indenture or defaults under the subordinated indenture and their consequences;

•	modify the provisions of the subordinated indenture with respect to the subordination of the subordinated debt securities in a manner adverse to any holder; and

•	modify the provisions of the subordinated indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the subordinated indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee or the securities administrator an instruction, the Company will apply the following rules.

Only Outstanding Subordinated Debt Securities are Eligible

Only holders of outstanding subordinated debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding subordinated debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a subordinated debt security will not be “outstanding” if it has been cancelled or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, subordinated debt securities held by the Company or any other obligor on the subordinated debt securities or any affiliates of the Company or any such obligor are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the subordinated indenture. In some limited circumstances, only the trustee or securities administrator will be entitled to set a record date for action by holders. If the Company, the trustee or securities administrator set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee or the securities administrator specifies if it sets the record date. The Company, the trustee or the securities administrator, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The subordinated indenture will be discharged and will cease to be of further effect as to all outstanding subordinated debt securities of any series issued thereunder, when (i) all subordinated debt securities of that series that have been authenticated, except lost, stolen or destroyed subordinated debt securities that have been replaced or paid and subordinated debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the securities administrator for cancellation, or all subordinated debt securities of that series that have not been delivered to the securities administrator for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and ArcelorMittal has irrevocably deposited or caused to be deposited with the securities administrator as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the subordinated debt securities of such series not delivered to the securities administrator for cancellation for principal and accrued interest and Additional Amounts (if any) to the date of maturity or redemption; (ii) ArcelorMittal has paid or caused to be paid all sums payable by us under the subordinated indenture with respect to such series; and (iii) ArcelorMittal has delivered irrevocable instructions to the securities administrator to apply the deposited money toward the payment of the subordinated debt securities of such series at maturity or on the redemption date, as the case may be.

In addition, ArcelorMittal must deliver a certificate signed by a duly authorized officer and an opinion of counsel stating that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

Unless a supplemental indenture for a series of subordinated debt securities provides otherwise, the subordinated indenture provides that ArcelorMittal may elect either (1) to defease and be discharged from any and all obligations with respect to any series of subordinated debt securities (except for, among other things, certain obligations to register the transfer or exchange of such series of subordinated debt securities, to replace temporary or mutilated, destroyed, lost or stolen subordinated debt securities of such series, to maintain an office or agency with respect to the subordinated debt securities of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the subordinated indenture, and any omission to comply with such obligations will not constitute a default (or event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the subordinated debt securities of such series (“covenant defeasance”).

Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the securities administrator, in trust, of an amount in U.S. dollars, or non-callable U.S. government securities, or both, applicable to the subordinated debt securities of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount that will be sufficient, in the opinion of an internationally recognized firm of independent public accountants as appointed by the Company, to pay the principal of, and interest (if any) and Additional Amounts (if any) on the outstanding subordinated debt securities of the relevant series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the subordinated debt securities are being defeased to such stated date for payment or to a particular redemption date and (B) no event of default or default with respect to the subordinated debt securities of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, ArcelorMittal will be required to deliver to the trustee and the securities administrator an opinion of counsel with respect to U.S. federal income tax matters confirming that the deposit and related defeasance will not cause the holders and beneficial owners of the subordinated debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If ArcelorMittal elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect. To effect legal defeasance or covenant defeasance, no default of event of default may have occurred and be continuing on the date of deposit.

ArcelorMittal may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the subordinated debt securities will be made by the paying agent. Initially, Citibank, N.A., the securities administrator under the subordinated indenture, will act as paying agent and security registrar. The Company may appoint one or more co-registrars and one or more additional paying agents. The Company may change any paying agent or Security registrar without notice to any holder. The Company or any of its subsidiaries may act in any such capacity.

Subject to any applicable abandoned property law, the securities administrator and the paying agent will distribute to the Company upon request any money held by them for the payment of principal of, premium or interest on the subordinated debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.

For the avoidance of doubt, the provisions of article 86 to 94-8 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the subordinated debt securities.

Consent to Jurisdiction

ArcelorMittal has irrevocably submitted to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal suit, action or proceeding arising out of or in relation to the subordinated indenture or the subordinated debt securities, and agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the subordinated debt securities.

Concerning the Trustee and the Securities Administrator

Wilmington Trust, National Association is the trustee under the subordinated indenture. Citibank N.A. is the securities administrator and has been appointed by us as registrar and paying agent with respect to the subordinated debt securities. The trustee’s address is 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890. The securities administrator’s address is (i) solely for the purposes of the transfer, surrender or exchange of the subordinated debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Citibank Agency & Trust, ArcelorMittal and (ii) for all other purposes: 388 Greenwich Street, 14th Floor, New York, NY 10013, Attn: Citibank Agency & Trust, ArcelorMittal.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the subordinated indenture. You should refer to the subordinated indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards as adopted in the European Union, as amended from time to time.

“Closing Date” means the date on which the subordinated debt securities of the relevant series are deposited with the Depository Trust Company, as depositary.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and audited by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means (i) with respect to the trustee, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890; and (ii) with respect to the securities administrator (A) solely for the purposes of the transfer, surrender or exchange of the subordinated debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Citibank Agency & Trust, ArcelorMittal and (B) for all other purposes: 388 Greenwich Street, 14th Floor, New York, NY 10013, Attn: Citibank Agency & Trust, ArcelorMittal.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Person” includes any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Relevant Jurisdiction” means Luxembourg or any jurisdiction in which ArcelorMittal is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)).

“Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

LEGAL OWNERSHIP OF DEBT SECURITIES

Street Name and Other Indirect Holders

We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal Holders of securities. When we refer to the “Holders” of debt securities, we mean only the actual legal and (if applicable) record Holder of those debt securities. Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold debt securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting rights if it were ever required;

•

whether and how you can instruct it to send you debt securities and, if the debt securities are in registered form, have them registered in your own name, so you can be a direct Holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the trustee, under the debt securities run only to persons who are registered as Holders of the securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

A global security is a special type of indirectly held security. Unless otherwise specified in the prospectus supplement, debt securities will be issued in the form of global securities in registered form. In this case, the ultimate beneficial owners can only be indirect holders as the global security will be registered in the name of a financial institution we select.

In this case, we require that the debt securities included in the global security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the global security is called the “depositary.” Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of securities and instead deal only with the depositary in whose name the global security is registered.

If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

•	You cannot have debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name Holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as explained earlier under “Street Name and Other Indirect Holders.”

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

Special Situations in Which a Global Security Will Be Terminated

Upon the occurrence in respect of any global security of any series of any one or more of the following (i) the depository notifies the Company that it is unwilling or unable to continue as depository for such global security or if at any time such depository ceases to be a clearing agency registered under the Exchange Act and the Company notifies the securities administrator that it is unable to locate a qualified successor, (ii) the Company executes and delivers to the securities administrator a company order that such global security shall be so exchangeable and the transfer thereof so registrable or (iii) there shall have occurred and be continuing an event of default, with respect to the securities of such series, or such other conditions as provided in the indenture for such series, such global security may be exchanged for securities registered in the names of, and the transfer of such global security may be registered to, such persons (including persons other than the depository with respect to such series and its nominees) as such depository shall direct. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name so that they will be direct Holders. The rights of street name investors and direct Holders in the debt securities have been previously described in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders” above.

CLEARANCE AND SETTLEMENT OF DEBT SECURITIES

Senior and subordinated debt securities we issue may be held through one or more international and domestic clearing systems. The clearing systems ArcelorMittal uses are the book-entry systems operated by The Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream”) and the Euroclear System, in Belgium (“Euroclear”). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the debt securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade the debt securities across borders in the secondary market. Where payments for the debt securities ArcelorMittal issues in global form is made in U.S. dollars, these procedures can be used for cross-market transfers and the debt securities are cleared and settled on a delivery against payment basis.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in the debt securities held by them.

None of ArcelorMittal, nor the securities administrator or the trustee have any responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal has no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal also does not supervise these systems in any way.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The rules applicable to DTC participants are on file with the SEC.

Clearstream

Clearstream is a licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

The Euroclear System

The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System plc, a U.K. corporation (the “Euroclear Clearance System”). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear Clearance System. The Euroclear Clearance System establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

Settlement

You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but generally will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

DESCRIPTION OF ORDINARY SHARES

This prospectus may be used to offer our ordinary shares either alone or underlying debt securities convertible into or exchangeable for our ordinary shares.

Holders of our ordinary shares are entitled to certain rights and subject to certain conditions.

The description of the ordinary shares of ArcelorMittal is discussed in detail in the 2014 Form 20-F, including under “Item 10.A—Additional Information—Share Capital” and “Item 10.B—Additional Information—Memorandum and Articles of Association.”

TAX CONSIDERATIONS

A description of any material U.S. federal and Luxembourg income tax consequences of the purchase, ownership and disposition of securities will be provided in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriters, dealers or agents;

•	their compensation;

•	the estimated net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed, if applicable.

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

Expenses

The expenses of any offering of debt securities will be detailed in the relevant prospectus supplement.

VALIDITY OF THE SECURITIES

Unless otherwise specified in the prospectus supplement, the validity of the ordinary shares of ArcelorMittal and the due authorization of the issuance of the securities under Luxembourg law will be passed upon for ArcelorMittal by Elvinger, Hoss & Prussen, its Luxembourg counsel, and the validity of the debt securities under New York law will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s annual report on Form 20-F and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, have been audited by Deloitte Audit S.à.r.l., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

U.S.$                     % Notes Due

U.S.$                     % Notes Due

Global Coordinator

J.P. Morgan

Joint Bookrunning Managers

BofA Merrill Lynch	Citigroup	Deutsche Bank Securities	J.P. Morgan

                    , 2015